Registration No. 333-68901
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               -------------------

                          Pre-Effective Amendment No. 2
                                       to

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                           --------------------------
                       EFFECTIVE MANAGEMENT SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

       Wisconsin                     7389                      39-1292200
(State of incorporation) (Primary Standard Industrial       (I.R.S. Employer
                          Classification Code Number)      Identification No.)

                                                Michael D. Dunham, President
                                                 and Chief Executive Officer
                                            Effective Management Systems, Inc.
  12000 West Park Place                            12000 West Park Place
 Milwaukee, Wisconsin 53224                     Milwaukee, Wisconsin 53224
     (414) 359-9800                                  (414) 359-9800
 (Address, including zip code,                   Facsimile (414) 359-9011
and telephone number, including          (Name, address, including zip code, and
  area code, of registrant's                telephone number, including area
 principal executive offices)                   code, of agent for service)
-------------------------------              ----------------------------------

                                   Copies to:
                               Phillip J. Hanrahan
                                 Jay O. Rothman
                                 Foley & Lardner
                            777 East Wisconsin Avenue
                           Milwaukee, Wisconsin 53202
                                 (414) 271-2400
                            Facsimile: (414) 297-4900
                       ----------------------------------

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
                       -----------------------------------
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                       -----------------------------------

                                                  CALCULATION OF REGISTRATION FEE

                                                              Proposed Maximum
      Title of Each Class of                Amount to           Offering Price           Proposed Maximum              Amount of
   Securities to be Registered           be Registered(1)        Per Share(3)        Aggregate Offering Price       Registration Fee

Common Stock, par value $.01 per              547,960(4)                $1.25                  $684,950                   $190
share (2)

(1) In accordance with Rule 416, this Registration Statement includes an indeterminable number of shares of common stock, par value $.01 per share (the "Common Stock"), of Effective Management Systems, Inc.(the "Company"), which may be necessary to adjust the number of shares to be issued upon conversion of the Company's Series B 8% Convertible Redeemable Preferred
    Stock (the "Series B").
(2) Represents shares of the Common Stock underlying the Series B.  Because dividends due on the Series B may be paid in shares of Series B, the Company is registering the maximum number of shares that could be issuable following the payment of such dividends in shares of Series B.
(3) Pursuant to Rule 457(c), the proposed maximum offering price per share has been calculated based on the average of the bid and asked  prices for the Common Stock on April 15, 1999.
(4) Previously, the Company registered 947,214 (the registration fee was $551) shares of Series B. The Company is registering these additional shares to account for any Series B shares that may be issued as dividends.

                             ----------------------

       The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion
Dated April 15, 1999

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                                   PROSPECTUS


1,495,174 Shares

Common Stock

                       EFFECTIVE MANAGEMENT SYSTEMS, INC.



       This prospectus relates to the public offering of common stock of Effective Management Systems, Inc. We are registering 1,495,174 shares of the common stock for sale by the selling shareholders.


       We will not be selling any of the shares of the common stock that are registered under this prospectus. No underwriters will be used in selling the shares. While we will pay the expenses incurred in registering the common stock, including legal and accounting fees, we will not receive any proceeds from the sale of these shares. All selling and other expenses, including brokerage fees and any underwriting discounts or commissions, incurred by individual selling shareholders will be paid by the selling shareholders.


       The selling shareholders may offer their shares of the common stock in public or private transactions, on or off the OTC Bulletin Board, at prevailing market prices, or at privately negotiated prices. Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases common stock as a principal, any profits received on the resale of shares purchased by a broker-dealer may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

       Investing in the common stock involves risks. See "Risk Factors" beginning on page 6.

       Our common stock is traded on the OTC Bulletin Board under the symbol "EMSI".


       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


The date of this prospectus is __________, 1999.

                               PROSPECTUS SUMMARY


       This  summary  highlights   information   contained   elsewhere  in  this
prospectus. It may not contain all the information you should consider before investing in the common stock. You should read the entire prospectus carefully.


                                   The Company

Overview


       We develop, procure, market and support integrated manufacturing and business management software. We design our Time Critical Manufacturing/R/ software with the underlying philosophy that time is a crucial element in manufacturing, and that reducing time in the manufacturing process leads directly to increased profits for the manufacturer. We also provide services support for our software products and sell computer hardware.

       The  software   products  we  offer  include:   TCM/R/,   which  is  a
pre-integrated manufacturing execution system software program, meaning that it aids enterprises in resource planning, accounting and executing and making manufacturing decisions, and FACTORYnet/R/ I/S, which is an integrated software program providing production management, shop floor scheduling, and operations support. We also offer the manufacturing software of the Baan Company, which is an enterprise resource planning and accounting system that will ultimately be combined with our manufacturing execution system software. Our distributor arrangement with Baan was entered into in April 1998.


       We typically focus our sales and marketing efforts on "discrete" manufacturing plants. Discrete manufacturers assemble or fabricate parts into finished products as distinguished from "process" manufacturers which mix, separate and otherwise combine or control ingredients to create finished products. We have licensed our software products to over 1,700 customer sites. We distribute our products in the United States through eleven branch offices and through seven joint ventures and independent distributors.

       We were incorporated in Wisconsin in 1978. We became a publicly held company as a result of our initial public offering which was completed in February 1994. During 1995, we acquired Intercim Corporation and the remaining interest in Effective Management Systems of Illinois, Inc., a joint venture subsidiary, and in 1996, we acquired the remaining interest in Darwin Data Systems Corporation, another joint venture subsidiary.

       In April 1998, we undertook a major restructuring and recorded a restructuring charge of approximately $6.8 million. The restructuring included entering into the distribution agreement with Baan and various cost reductions aimed at improving our financial performance. In connection with the restructuring, we closed facilities both in the United States and internationally and decreased our workforce, particularly in development, marketing and administration.

       For our fiscal year ended November 30, 1998, we incurred a net loss of approximately $10.6 million, inclusive of the restructuring charge. Our audit report for the 1998 fiscal year contains a going concern explanatory paragraph, pursuant to which our auditors have expressed substantial doubt as to our ability to continue as a going concern.

Strategy

       Our objective is to grow as a leading provider of pre-integrated business software systems for discrete manufacturing plants within our target market.


       Our experience in the marketplace resulted in the 1995 introduction of the first pre-integrated manufacturing execution system software offering for discrete manufacturers. Software pre-integration means that a customer can buy a comprehensive set of software which has already been integrated and proven to function. We believe that "pre-integration" of much of our software reduces the time and cost of system implementations and increases the business value to the manufacturer similar to the way that "suites" of desktop software have affected that marketplace.


       In addition, we believe that manufacturers are striving to become more "time competitive," and that manufacturing software which focuses solely on providing information for planning and on recording information for historical analysis will be inadequate to meet the needs and demands of manufacturers in the years to come. To be effective in the future, we believe that manufacturing software will be required to empower individuals at all levels of an organization to make immediate decisions regarding production processes and business activities. So, we focus our software on enabling time critical manufacturing decisions at all levels.

Markets and Customers

       We primarily target companies operating discrete manufacturing plants in the United States and Canada. These plants may be owned by privately held companies or by large, multi-national public corporations. Our customers include capital equipment manufacturers, job shops, high volume manufacturers, automotive suppliers, consumer product manufacturers and aerospace equipment manufacturers.

Sales and Marketing

       We market our products through advertising campaigns in national trade periodicals and through direct mailings. We supplement these efforts with listings in relevant directories and trade show and conference appearances. We also receive leads regarding potential customers from hardware and services vendors, existing customers and various accounting and consulting firms.

Product Development

       We believe we must continue to enhance, broaden and modify our existing line of software products to meet the constantly evolving needs of discrete manufacturers within our target market. We have relied on internal development, outside procurement, and development related to customized projects implemented at field sites to extend, enhance and support our software products, and develop and integrate new capabilities.

Competition

       The manufacturing software industry is intensely competitive and rapidly changing. A number of companies offer products similar to our products. Some of our existing competitors, as well as a number of potential competitors, have larger technical staffs, more established and larger marketing and sales organizations and significantly greater financial resources than we have.

Recent Offerings of Preferred Stock


       In October, 1998, we sold 780 shares of our Series B Preferred Stock, at a purchase price of $1,000 per share, for an aggregate gross purchase price of $780,000. In addition, we exchanged 1,005 shares of our Series B Preferred Stock for a like number of shares of our Series A Preferred Stock. We had issued the Series A Preferred Stock in August, 1998 for an aggregate gross purchase price of $1,005,000. Dividends accrue on the Series B Preferred Stock at a rate of 8% per year and are cumulative. The holders of the Series B Preferred Stock may convert their shares at any time into shares of the common stock at a current conversion price of $2.00 per share.

       In addition, we issued warrants to purchase a total of up to 54,714 shares of common stock, in connection with the sale of the Series A and Series B Preferred Stock. The warrants are exercisable at a price of $3.60 per share.

       This prospectus relates to the shares of the common stock that may be issued upon conversion of the Series B Preferred Stock, including shares of Series B Preferred Stock that may be issued in lieu of cash dividends, and upon the exercise of the warrants.


Risk Factors


       An investment in the common stock involves risks that a potential investor should carefully evaluate prior to making an investment. A discussion of factors to be considered in evaluating us, our business and an investment in the common stock is included in the section titled "Risk Factors" immediately following this summary.

Principal Executive Office

       Our principal executive office is located at 12000 West Park Place, Milwaukee, Wisconsin 53224, and our telephone number is (414) 359-9800.

  SELECTED FINANCIAL DATA - AT AND FOR THE THREE MONTHS ENDED FEBRUARY 28, 1999

                                                  Three months ended February 28
                                                     1999                 1998
INCOME STATEMENT DATA:                     (In thousands, except per share data)

Net revenues:
Software license fees                               $3,156              $5,335
Services                                            $3,994              $4,239
Hardware                                            $326                $672
                                                    ============================
                                Total net revenues  $7,476              $10,246


Cost of products and services:
Cost of software license fees                       $916                $1,723
Cost of services                                    $3,811              $3,220
Cost of hardware                                    $281                $527
                                                    ============================
                   Total cost of products/services  $5,008              $5,470


Selling and marketing expenses                      $2,821              $3,625
General and administrative expenses                 $784                $1,194
Product development expenses                        $881                $837
================================================================================
Total Operating Expenses                            $9,494              $11,126
================================================================================
Loss From Operations                                $(2,018)            $(880)
================================================================================

Other (income)/expense                              $(8)                $(10)
Interest (income)                                   $174                $153
                                                    ----------------------------
Interest expense                                    $166                $143


Loss before income taxes                            $(2,184)            $(1,023)
Income tax expense (benefit)                        $(9)                $33
================================================================================
Net Loss                                            $(2,175)            $1,056
================================================================================

Basic and diluted net loss per share                $0.53               $0.26


BALANCE SHEET DATA:                            28-Feb. 1999
-------------------

Total assets                                        $20,291
Long-term obligations                               $259
Total stockholder's equity                          $1,459

                             SELECTED FINANCIAL DATA - AT YEAR ENDED NOVEMBER 30, 1998

                                                                   Year ended November 30
                                                    --------------------------------------------------------
                                                       1994       1995      1996        1997        1998
--------------------------------------------------- ---------- ---------- ----------  ---------   ----------
INCOME STATEMENT DATA:                                      (In thousands, except per share data)

Net revenues:
Software license fees                                $ 10,163   $ 11,534   $ 19,094    $ 21,752    $ 20,553
Services                                             $  7,256   $ 10,962   $ 15,412    $ 16,781    $ 16,846
Hardware                                             $  5,245   $  6,528   $  6,751    $  4,112    $  1,745
                                                     ======================================================
                                Total net revenues   $ 22,664   $ 29,024   $ 41,257    $ 42,645    $ 39,144


Cost of products and services:
Cost of third party software license fees            $    797   $  1,419   $  2,484    $  3,065    $  4,717
Software development amortization                    $    515   $    879   $  1,591    $  2,535    $  2,243
Cost of services                                     $  4,467   $  7,884   $ 12,109    $ 14,000    $ 14,430
Cost of hardware                                     $  4,146   $  5,118   $  4,979    $  3,260    $  1,386
                                                     ======================================================
                   Total cost of products/services   $  9,925   $ 15,300   $ 21,163    $ 22,860    $ 22,776

===========================================================================================================
Gross Margin                                         $ 12,739   $ 13,724   $ 20,094    $ 19,785    $ 16,368
===========================================================================================================

Selling and marketing expenses                       $  7,407   $  9,479   $ 14,060    $ 15,957    $ 13,280
General and administrative expenses                  $  2,227   $  3,029   $  3,416    $  3,838    $  3,451
Software development expenses                        $    752   $  1,086   $  2,235    $  2,391    $  2,804
Restructuring and other charges                          --         --         --          --      $  6,836

===========================================================================================================
Total Operating Expenses                             $ 10,386   $ 13,594   $ 19,711    $ 22,186    $ 26,371
===========================================================================================================

Operating income (loss)                              $  2,353   $    130   $    383    $ (2,401)   $(10,003)
Other income (expense)                               $    342   $     80   $   (118)   $   (377)   $   (587)


Income (loss) before income taxes                    $  2,695   $    210   $    265    $ (2,778)   $(10,590)
Income tax expense (benefit)                         $    975   $     79   $    112    $   (618)   $      0

===========================================================================================================
Net income (loss)                                    $  1,720   $    131   $    153    $ (2,160)   $(10,590)
===========================================================================================================

Basic and diluted net income (loss) per share        $   0.53   $   0.04   $   0.04    $  (0.53)   $  (2.59)
Weighted average common and common
   equivalent shares outstanding                        3,268      3,669      3,965       4,048       4,090


BALANCE SHEET DATA:

Working capital (deficit)                            $  4,749   $  4,677   $  4,396    $  1,785    $ (6,131)
Total assets                                         $ 17,903   $ 24,332   $ 27,446    $ 28,797    $ 24,160
Long-term obligations                                $     50   $     21   $  2,123    $  3,966    $    242
Stockholder's equity                                 $ 10,354   $ 14,177   $ 14,597    $ 12,573    $  3,632


                                  RISK FACTORS


       The risk factors listed below, as well as other information appearing in this prospectus should be carefully considered before making an investment in our common stock. Some statements in this prospectus, including statements relating to our expected operations and financing activities, are forward-looking statements that involve risks and uncertainties. See "Special Note Regarding Forward-Looking Statements."

      Even though we are taking steps to improve our financial performance, our business may continue to be unprofitable.


       For the fiscal year ended November 30, 1998, we had a net loss of $10,590,000. For the fiscal years ended November 30, 1997 and 1996, we had a net loss and net income of $2,160,000 and $153,000, respectively. Although we are taking steps to improve our financial performance, we can give no assurance that our business will become profitable.


      If we are unable to obtain covenant relief, we may be unable to maintain liquidity and fund continuing operations.

       Our credit agreement with our primary lender contains restrictive covenants, including covenants relating to earnings before interest, taxes, depreciation and amortization ("EBITDA"), tangible net worth and capital expenditures. As a result of our recent financial performance and restructuring, we have been obligated to obtain and have obtained covenant relief from our lender relating to the EBITDA and tangible net worth covenants. To raise additional capital, we have also sold shares of preferred stock. Although we have taken steps to improve our financial performance, no assurance can be given that these steps will have the intended result. In the event that our financial performance does not improve or if we are unable to secure additional investment capital or sell assets to bolster our financial position, we will require additional covenant relief. In the event that covenant relief is not obtained, it would likely have a material adverse effect on our liquidity, including our ability to fund continuing operations. Our current credit facility contains limits on the amount we may borrow based on the level of our outstanding accounts receivable. At February 28, 1999, we had borrowing availability of $891,000 under our credit agreement.

      Our poor financial performance, which has led our auditors to express doubt regarding our ability to continue as a going concern, may make it difficult for us to market our product.


       Based on recent financial performance, all of our debt has been classified as short-term and our audit report contains a going concern explanatory paragraph, pursuant to which our auditors have expressed substantial doubt as to our ability to continue as a going concern. Our financial situation may also make it more difficult for us to market our products to new and existing customers.


      Even though we have attempted to improve our financial performance by restructuring, the restructuring may not positively impact operations, and may even have negative impacts.

       In April 1998, we effected a major restructuring and recorded a restructuring charge of approximately $6.8 million. The restructuring related to entering into a new distribution arrangement with Baan for manufacturing software and various cost reductions aimed at improving our financial performance. In connection with the restructuring, we closed facilities both in the United States and internationally and took actions to rationalize our workforce, particularly in the development, marketing and administrative areas. Although we expect the restructuring to impact our financial performance positively, no assurance can be given that the restructuring will be successful or that it will not have unanticipated effects, like the loss of significant customers and/or key employees.

      Since there is no formal trading market it may be difficult for someone owning our common stock to sell it.


       There is currently no formal trading market for our common stock. The common stock trades only on the OTC Bulletin Board and, as a result, the market for the common stock is not particularly liquid. The price at which the common stock may trade may fluctuate and the market for the common stock may be subject to disruptions that could make it difficult or impossible for the holders of our common stock to sell shares in a timely manner, if at all. Even if trading markets do develop, they may be unstable and illiquid for an indeterminate period of time.

      A decrease in revenue from license fees could negatively impact our operations.

       A significant portion of our revenue is derived from license fees for TCM(R) and for FACTORYnet(R) I/S and the sale of related support services. Accordingly, any event that could adversely affect license fees for TCM(R) or FACTORYnet(R) I/S, like significant flaws or incompatibility, negative publicity or evaluation, or obsolescence of the hardware platforms on which the systems run, could have a material adverse effect on our results of operation.

      The failure of our relationship with Baan or failure of third-parties to supply software to us could negatively impact our operations.

       We recently entered into an arrangement pursuant to which we license software products from Baan to sell into a segment of our marketplace. As a result of this arrangement, we have refocused our current TCM(R) product to the lower end of the mid-market and will rely on the Baan product to service the high end of the mid-market. There can be no assurance that we will be successful in marketing the Baan product offering, that this offering will remain viable in our target market or that Baan will continue the relationship after the expiration of its initial term. In addition to the Baan relationship, internally developed software products incorporate and use software technology and software products developed by other third parties. There can be no assurance that all of these companies will remain in business or that their product lines will remain viable. If any of these companies fails to remain in business or abandons or fails to enhance a particular product line, we may need to seek other suppliers. This could result in us having to significantly alter our internally developed product lines which could have a material adverse effect on our results of operations. There also can be no assurance that our current suppliers will not significantly alter their pricing in a manner adverse to us.

       The loss of key employees could negatively impact our future performance.


       Our success is dependent to a significant extent on our executive officers and other key personnel (including technical and sales personnel), the loss of whom could have a material adverse effect on us. Our future success will depend in large part on our ability to retain talented and qualified employees. Competition in the recruiting of highly-qualified personnel in the management information systems industry is intense and there can be no assurance that we can retain our key employees or that we can attract, assimilate and retain other qualified personnel in the future. We have recently experienced attrition at rates higher than our historical experience. We have taken steps to curtail the attrition, but we can give no assurance that these steps will be successful or that further attrition will not materially impact our financial performance.


      Since there can be no assurance important intellectual property can be protected, it is possible our competitors could gain access to information that would allow them to develop a superior product.

       We regard our software products as proprietary, in that title to and ownership of our software generally reside exclusively with us. We attempt to protect ownership of our software with a combination of copyright, trademark and trade secret laws, employee and third-party disclosure agreements and other methods of protection common in the industry. Despite these precautions, it may be possible for unauthorized third parties to copy or reverse-engineer portions of our products or to obtain and use information that we regard as proprietary. Like many software firms, we presently have no patents. We license the source code for our software to some customers for customization. Although our source code license contains confidentiality and nondisclosure provisions, there can be no assurance that customers will take adequate precautions to protect our code. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the mechanisms we use to protect our software will be adequate or that our competitors will not independently develop software products that are substantially equivalent or superior to our software products. Although we do not believe that our products infringe on the existing proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against us.

       If we fail to properly anticipate revenue levels, our operating results could be adversely affected.

       Our operating results can vary substantially from quarter to quarter due to various factors, including, among others:


       -      The size and timing of customer orders.

       -      The buying patterns of manufacturers in our target market.

       - Delays in the introduction of products or product enhancements by us or by other providers of hardware, software and components for the management information systems market.

       -      Competition and pricing in the software industry.

       -      Customer order deferrals in anticipation of new products.

       -      Market acceptance of new products.

       -      Reduction in demand for existing products.

       -      Changes in operating expenses.

       -      General economic conditions.


       We have historically operated with little backlog because software orders are generally shipped as orders are received. As a result, product revenue in any quarter is dependent on orders booked and shipped during that quarter. A significant portion of our operating expenses are based on anticipated revenue levels and are relatively fixed in nature. If revenue does not meet our expectations in any given quarter, operating results may be adversely affected.

      Since some of our competitors are larger, with greater personnel and financial resources, it is possible they will produce superior products against which we will not be able to compete.

       The management information systems industry is intensely competitive and rapidly changing. A number of companies offer products similar to the products we offer. Some of our existing competitors, as well as a number of potential competitors, have larger technical staffs, more established and larger marketing and sale organizations and significantly greater financial resources than us and our third-party suppliers. There can be no assurance that our competitors will not develop products that are superior to the products we offer or that achieve greater market acceptance. Our future success will depend, in part, upon our ability to increase software license fee revenues in our target markets. There can be no assurance that we will be able to compete successfully against our competitors or that the competitive pressures we face will not adversely affect our financial performance.

      If brokers are subject to the "penny stock" rules, they may be unwilling to engage in transactions involving our common stock.

       Our common stock is currently traded on the OTC Bulletin Board after having been delisted from the Nasdaq National Market. If no other exclusion from the definition of "penny stock" under the Securities Exchange Act of 1934 is available, then any broker engaging in a transaction in our securities is required to provide any customer with a risk disclosure document and the compensation of the broker/dealer in the transaction and monthly account statements showing the market values of our securities held in the customer's accounts. The bid and offer quotations and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. If brokers are subject to the "penny stock" rules when engaging in transactions in our securities, they may be less willing to engage in transactions in our securities.

      Since management controls a large percentage of our common stock, management may be able, acting together, to significantly impact corporate actions contrary to the wishes of other shareholders.


       Our management currently holds approximately 40% of the outstanding common stock. As a result, management personnel have a significant impact, if they act together, on the election of directors and shareholder approval of various corporate actions.

      Based on our poor financial performance and past history, it is unlikely a holder of common stock will receive dividends on his or her common stock.


       We have never paid any cash dividends on the common stock and do not anticipate paying cash dividends on the common stock in the foreseeable future. The payment of dividends on the common stock by us will depend on our earnings, financial condition and other business and economic factors affecting us at that time, as the Board of Directors may consider relevant.


      If holders of our common stock wish to remove directors or effect a merger, anti-takeover provisions of our charter, bylaws and Wisconsin law may hinder their ability to remove directors or complete a merger.

       Provisions of our charter and bylaws may delay or frustrate the removal of incumbent directors and may prevent or delay a merger, tender offer or proxy contest involving the company that is not approved by the Board of Directors, even if the events may be beneficial to the interests of shareholders. For example, our charter authorizes the Board of Directors, without shareholder approval, to issue preferred stock in addition to the Series A Preferred Stock and the Series B Preferred Stock with voting or conversion rights which could adversely affect the voting power of the holders of the common stock. In addition, the Wisconsin Business Corporation Law contains provisions that may have the effect of delaying or making more difficult attempts by others to obtain control of the company without the approval of the Board of Directors.

      Although we are taking steps to ensure Year 2000 compliance, there is still a possibility Year 2000 problems will negatively impact our financial performance.


       Many computer programs and applications define the applicable year using two digits rather than four in order to save memory and enhance the speed of repeated date-based calculations. The "Year 2000 problem" refers to the inability of these computer programs on and after January 1, 2000 to recognize that "00" refers to "2000" rather than "1900". The term "Year 2000-compliant" means a computer or a computer system which has been designed or modified to recognize dates on and after January 1, 2000.

       We utilize a combination of our own software and custom-written systems for running our own operations. Based on our own evaluation, we believe that we will incur no significant costs associated with ensuring Year 2000 compliance of our internal systems. Since the release of version 5.1.2 of our software product, our software product has been Year 2000 compliant.


       Failure to correct critical Year 2000 issues could cause a serious interruption in our business operations. These types of interruptions could have a material impact on our results of operations, liquidity, and financial condition. We are taking actions to minimize these issues, but no assurance can be given that all potential issues can be eliminated. Additionally, the effects of potential litigation can not be estimated and such litigation could have a material effect on the results of operations. Finally, factors outside our control could also cause disruption of business activities which could materially affect the results of operations.

                              AVAILABLE INFORMATION

       We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at the following locations:

         o                 Main Public Reference Room
                           450 Fifth Street, N.W.
                           Washington, D.C.  20549

         o                 Regional Public Reference Room
                           75 Park Place, 14th Floor
                           New York, New York  10007

         o                 Regional Public Reference Room
                           Northwestern Atrium Center
                           500 West Madison Street, Suite 1400
                           Chicago, Illinois  60661-2511

       You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at (800) SEC-0330.

       We are required to file these documents with the SEC electronically. You can access the electronic versions of these filings on the Internet at the SEC's website, located at http://www.sec.gov.

       We have included this prospectus in our registration statement that we filed with the SEC. The registration statement provides additional information that we are not required to include in the prospectus. You can receive a copy of the entire registration statement as described above. Please note that the registration statement also includes complete copies of the documents described in the prospectus.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


       Some matters discussed in this prospectus are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and
Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can generally be identified by the context of the statement because it will include words like we "believe," "anticipate," "expect" or words of similar import. Similarly, statements that describe our future plans, objectives or goals are forward-looking statements. Forward-looking statements are subject to risks and uncertainties, including those described in the section captioned "Risk Factors" above.


       These factors are not exhaustive, and should be read in conjunction with other cautionary statements that are included in this prospectus. The forward-looking statements made herein are only made as of the date of this prospectus and we are not obligated to publicly update forward-looking statements to reflect subsequent events or circumstances.

                                 USE OF PROCEEDS


       We will not receive any of the proceeds from the sale of the shares of the common stock by the selling shareholders. If all of the warrants issued in connection with the Series A and Series B Preferred Stock are exercised at the exercise price of $3.60, we will receive gross cash proceeds of approximately $196,970. See "Plan of Distribution." The proceeds may be used for working capital and general corporate purposes.


                            SELLING SECURITY HOLDERS


       The following table sets forth the current number of shares of common stock beneficially owned by each of the selling shareholders and registered under this registration statement. Additional shares have been registered to cover common stock issuable upon conversion of those shares of Series B Preferred Stock that may be issued in lieu of the payment of cash dividends. Because the selling shareholders may not sell all of the shares of the common stock received upon conversion or exercise of the Series B Preferred Stock or the warrants and because their offering is not being underwritten on a firm commitment basis, no estimate can be given as to the number of shares of common stock that will be beneficially owned by the selling shareholders upon termination of this offering. The shares offered by this prospectus may be offered from time to time by the selling shareholders named below.

                                   Shares Beneficially Owned                       Shares Beneficially Owned After
                                       Prior to Offering                                     Offering (1)
                                   Amount and                       Number of         Amount and
     Name and Address of           Nature of        Percentage   Shares Offered       Nature of         Percentage of
       Beneficial Owner             Ownership        of Class         Hereby           Ownership            Class

Selling Shareholders(2)(3):

Alvin R. Bonnette, Trustee           26,255             *             26,255               0                  *

Arthur D. Sterling and Marie         13,130             *             13,130               0                  *
Sterling

Christopher Schreiber(4)              7,108             *             7,108                0                  *

Carl M. Birkelbach(7)                 2,100             *             2,100                0                  *

David H. Padden 1983 Trust           10,510             *             10,510               0                  *

David Random                         13,130             *             13,130               0                  *

Donald Gross                          5,255             *             5,255                0                  *

Donald T. McKiernan(7)                3,200             *             3,200                0                  *

Douglas E. Hailey(5)                 16,887             *             16,887               0                  *

EmJayco                              15,750             *             15,750               0                  *

Gary Arnold                          78,760            1.5%           78,760               0                  *

George N. Gaynor                     10,510             *             10,510               0                  *

Gustave Levinson and Lydia F.        13,130             *             13,130               0                  *
Levinson

JDN Partners, L.P.                   105,120           2.1%          105,120               0                  *

John Clifford                        52,510            1.0%           52,510               0                  *

John D. Holley                       78,840            1.5%           78,840               0                  *

John L. Palazzola and Maria          13,130             *             13,130               0                  *
Palazzola

John R. Bertsch                      10,500             *             10,500               0                  *

John R. Graham, Trustee of
the John R. Graham Trust              5,255              *            5,255                0                  *
dated 1/3/92

Joseph G. D'Amadeo(7)                 6,515             *             6,515                0                  *

Laura A. Conroy(7)                    2,400             *             2,400                0                  *

Lawrence S. Smith                     5,255             *             5,255                0                  *

Lewco Securities as Nominee
for Schroder & Co. Custodian
f/b/o Ron Magruder and               52,560            1.0%           52,560               0                  *
Elizabeth Magruder

Lone Star Holdings Partners,         105,120           2.1%          105,120               0                  *
L.P.

Michael E. Recca(7)                   7,754             *             7,754                0                  *

Michael Taglich(6)                   19,647             *             19,647               0                  *


                                      -12-

Morton Topfer                        131,270           2.6%          131,270               0                  *

Rafael Caballero                     26,280             *             26,280               0                  *

Richard C. Oh(7)                      1,000             *             1,000                0                  *

Robert C. Schroeder(7)                1,600             *             1,600                0                  *

Robert F. Taglich(6)                 19,647             *             19,647               0                  *

Robert L DeBruyn and Tracey           5,250             *             5,250                0                  *
H. DeBruyn

Sanford R. Penn Jr.                  26,280             *             26,280               0                  *

Shadow Capital LLC                   26,280             *             26,280               0                  *

Thomas J. Waggoner and Patsy          5,250             *             5,250                0                  *
Ann Waggoner

Thomas P. Morrisey                   15,750             *             15,750               0                  *

U.S. Bank, National
Association, as Trustee for
the Dorsey & Whitney Master          10,510             *             10,510               0                  *
Trust FBO Stanley Rein

Vincent M. Palmieri(7)                1,000             *             1,000                0                  *

William C. Smith Jr.                  5,250             *             5,250                0                  *

William J. Easton Jr.                 5,250             *             5,250                0                  *

William Kuntz                        15,750             *             15,750               0                  *

William Wieck & Elizabeth             7,880             *             7,880                0                  *
Wieck

Wulf Paulick and Renate               7,880             *             7,880                0                  *
Paulick
----------------------------------------

* represents less than 1%.

(1)    Assumes  the  sale  of  all  of  the  shares   offered  by  each  selling
       shareholder.
(2)    Percentage  ownership  for  selling  shareholders  is based on  5,110,885
       (4,118,486  outstanding  as of April 15,  1999,  plus 54,714  exercisable through the warrants and 937,685  exercisable  through  conversion of the
       Series B  Preferred  Stock at $2.00 as of April 15,  1999)  shares of the common stock outstanding.
(3)    The  number  of  shares   beneficially  owned  with  respect  to  selling
       shareholders  holding the Series B Preferred Stock is based on conversion at the current conversion price of $2.00.
(4)    Includes (a) 2,630 shares of common stock  issuable  upon  conversion  of shares of Series B Preferred  Stock and (b) 4,478  issuable upon exercise of his warrants.
(5)    Includes (a) 5,255 shares of common stock  issuable  upon  conversion  of shares of Series B Preferred  Stock and (b) 11,632 issuable upon exercise of his warrants.
(6)    Includes (a) 13,130,  shares of common stock issuable upon  conversion of shares of Series B Preferred  Stock and (b) 6,517  issuable upon exercise of his warrants.
(7)    Represents shares issuable upon exercise of his or her warrants.

                                 DIVIDEND POLICY

       We have no present intention of paying any dividends on the common stock. We expect that, except for the dividends required to be paid or payable to the holders of the Series B Preferred Stock, we will retain our earnings, if any, to finance operations.


       The declaration and payment of future dividends to holders of the common stock will be at the discretion of our Board of Directors and will depend upon many factors, including our financial condition, earnings, the capital requirements of our operating subsidiaries, legal requirements and those other factors that the Board of Directors deems relevant.


                           MARKET FOR THE COMMON STOCK


       There is currently no established public trading market for the common stock. The common stock and the publicly traded warrants to purchase common stock (the "Public Warrants") are traded on the OTC Bulletin Board under the symbols "EMSI" and "EMSIW," respectively. See "Risk Factors." As of March 19, 1999, we had 415 record holders of the common stock and 300 record holders of the Public Warrants. See "Description of Capital Stock".


                           PRICE RANGE OF COMMON STOCK

       Our common stock was traded on the Nasdaq National Market for fiscal years ended November 30, 1996 and 1997, and through November 6, 1998 for the fiscal year ended November 30, 1998. Currently, our common stock and Public Warrants are traded on the OTC Bulletin Board under the symbols "EMSI" and "EMSIW," respectively.

       The range of high and low bid closing quotations (and for periods prior to November 6, 1998, the high and low sale prices) for the common stock and the Public Warrants for each fiscal quarter for the two (2) completed fiscal years and the most current fiscal year, are as follows:

                                    Common Stock                              Public Warrants
          1999              High                    Low                 High                    Low
Second Quarter (through    $   2-1/16             $      7/8           $    3/100             $    1/100
March 31, 1999)
First Quarter              $    2-1/4             $   1-5/16           $    6/100             $    1/100
          1998              High                    Low                 High                    Low
First Quarter              $    4-3/8             $   2-1/16           $        2             $    1-1/8
Second Quarter             $    5-7/8             $        3           $    1-5/8             $        1
Third Quarter              $    2-7/8             $    5-3/8           $    1-1/2             $      1/2
Fourth Quarter             $    3-3/4             $    1-7/8           $    1-1/8             $      3/8
          1997              High                    Low                 High                    Low
First Quarter              $    7-3/4             $    5-1/2           $   3-3/16             $    2-1/2
Second Quarter             $    7-1/2             $    6-1/2           $    2-1/2             $      3/4
Third Quarter              $    6-1/8             $        4           $    1-1/2             $        1
Fourth Quarter             $    6-1/2             $        4           $        2             $    1-1/2


The foregoing quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Management's Discussion and Analysis of Financial Condition and Results of Operations - At and for the Three Months Ended February 28, 1999 and 1998

      Overview

       We incurred a 27% decrease in net revenues and a net loss of $2,175,000 for the first quarter of fiscal 1999 compared with a net loss of $1,056,000 for the first quarter of fiscal 1998. The first quarter of fiscal 1999 and 1998 do not reflect a tax benefit relating to the loss since for book purposes we are in a loss carryforward position. Software revenues were down 40.8% in the first quarter of fiscal 1999 compared to the same period in the prior year. Management believes this decrease in software revenues was mainly the result of a general decline in the Enterprise Resource Planning ("ERP") industry, delays in the sales of the Baan products distributed by us, an insufficient level of leads for Baan prospects, a decline in our proprietary TCM/R/ product revenues and reduced revenues from restructured operations (a reduction of $249,000 from the first quarter of 1998).

       Although we have taken various actions with the objective of returning to profitability, no assurance can be given that these measures will actually result in the achievement of this objective. In addition, as a result of the recent losses, we have been required to obtain waivers from our primary lender for covenant violations. In the event that in the near term, that our financial performance does not improve or if we are unable to secure additional investment capital or sell assets to bolster our financial position, we will continue to require covenant relief in fiscal 1999. In the event that covenant relief cannot be obtained, it would likely have a material adverse effect on our liquidity, including our ability to fund current operations. Our ability to borrow additional funds under our existing credit facility remains limited. As a result of our financial situation, all of our debt has been classified as short-term and our fiscal 1998 audit report contains an explanatory paragraph for going concern uncertainty, pursuant to which the auditors expressed substantial doubt as to our ability to continue as a going concern.

       Our on-going operations are also dependent on our ability to attract and retain a highly qualified sales, development and service staff. We have recently experienced attrition at rates higher than historical levels. We have taken steps to curtail the attrition, but no assurance can be given that these steps will be successful or that further attrition will not materially impact our financial performance.

      Results of Operations

      Total Revenues

       Net revenues decreased to $7,476,000 for the three months ended February 28, 1999, which represented a 27.0% decrease from the $10,246,000 in revenues for the same quarter in the previous year. The mix of revenues comparing software, services, and hardware revenues as a percentage of net revenues was 42.2%, 53.4%, and 4.4%, respectively, in the first quarter of fiscal 1999, as compared with 52.1%, 41.4%, and 6.7%, respectively, in the first quarter of fiscal 1998.

       International revenues represented less than 10% of net revenues for all periods presented.

       Our operating revenues can vary substantially from quarter to quarter based on the size and timing of customer orders and market acceptance of new products. We have historically operated with little backlog because software orders are generally shipped as orders are received. As a result, product revenue in any quarter is substantially dependent on orders booked and shipped during that quarter.

      Software License Fees

       Software license fees are customer charges for the right to use our software products. Software license fees decreased 40.8% to $3,156,000 in the first quarter of fiscal 1999 from $5,335,000 in the first quarter of fiscal 1998. Management believes this decrease in software revenues was mainly the result of a general decline in the ERP industry, delays in the sales of Baan products, an insufficient level of leads for Baan prospects, a decline in our proprietary TCM/R/ product revenues (a trend that is likely to continue), reduced revenues from restructured operations (a reduction of $249,000 from the first quarter of 1998) and subsequent attrition.

      Service Revenues

       We offer a number of optional services to our customers, including services like a telephone support program, systems integration, custom software development, implementation consulting, and formal classroom and on-site training. Service revenues decreased to $3,994,000 for the three months ended February 28, 1999, as compared with $4,239,000 for the same period of the prior year. The decrease in revenues was mainly the result of a reduced level of personnel due to the restructuring we implemented in the quarter ended May 31, 1998 and subsequent attrition.

      Hardware Revenues

       Hardware revenues decreased 51.5% to $326,000 in the first quarter of fiscal 1999 compared with $672,000 for the corresponding period of 1998. This decrease was mainly due to increased sales of software on platforms for which we do not supply hardware and a reduction in new TCM/R/ system sales. We have decided to reduce our sales of commodity-priced hardware products and those which require specific expertise beyond the scope of our product focus. In turn, we have developed relationships with various system integrators which sell the hardware and provide these value-added hardware services.

       Management expects the trend of declining hardware sales to continue due to both the increasing sales of software licenses operating on the Microsoft Windows NT platform and the reduced level of new TCM/R/ system sales. Hardware used with the Microsoft Windows NT platform is either generally already in place at the customer site or readily available from local suppliers who can also provide local support.

      Cost of Software License Fees

       The cost of software license fees as a percentage of related revenue was 29.0% for the first quarter of fiscal 1999, a decrease from 32.3% for the corresponding period of 1998. Cost of software license fees is composed of both amortization of past investment in software development and the third party costs associated with the software revenues. Software amortization is related to past investment in software development and does not vary consistently with variations in software revenues. We wrote off a substantial portion of our past investment in software development in conjunction with our restructuring efforts in the quarter ended May 31, 1998. Software amortization decreased $479,000 in the first quarter of fiscal 1999 as compared to the same period of 1998 as a result of the amounts written off of previously capitalized development costs in the restructuring. The cost of software license fees is also dependent on the level of third party costs associated with software revenues and includes items like purchased licenses and other components.

      Cost of Services

       The cost of services as a percentage of related revenue increased to 95.4% for the three months ended February 28, 1999, as compared with 76.0% for the same quarter in the previous year. The increase was mainly due to additional compensation for current personnel, lower levels of productivity for new personnel, higher costs of outside-sourced labor, and additional warranty work associated with new versions of our software. We have also initiated a group of personnel to implement the Baan software solutions which has raised the level of training costs and other initial non-billable activities. Last, we have been implementing a new call management system for the hot line telephone support area which has also temporarily raised costs. We have raised the billing rates for our services in line with industry practice, but the effects will not be fully realized until the third quarter of the 1999 fiscal year.

      Cost of Hardware

       The cost of hardware as a percentage of related revenue increased to 86.2% in the first quarter of fiscal 1999 from 78.4% in the first quarter of fiscal 1998. The cost of hardware as a percentage of related revenue varies with the size of the system, the margin mix of items comprising the system being sold, and the competitive pressure of the customer sale. The cost of hardware as a percentage of related revenue also varies with the amount of low margin hardware sales to affiliates. Hardware sales to affiliates declined in the first quarter of fiscal 1999 compared to the first quarter of fiscal 1998.

      Selling and Marketing Expenses

       Selling and marketing expenses decreased $804,000, or 22.2%, from $3,625,000 in the first quarter of fiscal 1998 to $2,821,000 in the first quarter of fiscal 1999. This decrease in selling and marketing expense was mainly due to reduced levels of personnel through attrition, and reduced levels of expense resulting from our restructuring. We have also restructured compensation levels to more effectively match industry practice in the upper mid-market. As a percentage of total revenues, selling and marketing expense was 37.7% in the first quarter of fiscal 1999 compared to 35.4% in the corresponding period of 1998. This increase was mainly attributable to a reduction in revenues (see Software Revenues above).

      General and Administrative Expenses

       General and administrative expenses decreased $410,000, or 34.3%, from $1,194,000 in the first quarter of fiscal 1998 to $786,000 in the first quarter of fiscal 1999. The decrease in general and administrative expenses was mainly due to reduced expense levels as a result of our restructuring. As a percentage of net revenues, general and administrative expenses were 10.5% and 11.7% in the first quarter of fiscal 1999 and 1998, respectively.

      Product Development Expense

       Product development expense increased 5.3% from $837,000 in the first quarter of fiscal 1998 to $881,000 in the first quarter of fiscal 1999. This increase primarily related to a $189,000 decrease in the amount of software capitalized. We capitalize costs in accordance with Statement of Financial Accounting Standard (SFAS) No. 86. We capitalized $819,000 of product development costs in the first quarter of fiscal 1999 compared to $1,008,000 in the first quarter of fiscal 1998. As a percentage of software license fees, the total amount invested in software development was 53.6% and 34.7% in the first quarter of fiscal 1999 and fiscal 1998, respectively. Management expects to reduce the level of software development expense in the next two fiscal quarters.

      Restructuring Charges

       In the second quarter of fiscal 1998, we recorded a restructuring charge of $6,836,000 related to entering into a new distributor arrangement for the Baan manufacturing software, and a reduction of costs focused on improving our financial performance. The full amount of the restructuring charge has been paid or expensed as of February 28, 1999.

      Other Income\Expense-Net

       Other income\expense-net was $143,000 of expense for the first quarter of fiscal 1998 compared to $166,000 of expense for the first quarter of fiscal 1999. The increase in the level of expense was mainly the result of an increase in interest expense as a result of increased borrowings under our borrowing facilities.

      Income Tax

       A tax expense of $33,000 (for state and local taxes) and no income tax benefit was recorded for the first quarter of fiscal 1998 compared to a tax expense of $9,000 for the first quarter of fiscal 1999. For some time, we, for book purposes, have been in a tax loss carryforward position. Generally accepted accounting principles prohibit us from recording a tax benefit under the circumstances.

      Liquidity and Capital Resources

       At February 28, 1999, we had cash and marketable securities aggregating $6,000. During the first quarter of fiscal 1999, our operating activities provided $1,916,000 of cash compared to providing $1,039,000 of cash for the same period of the prior year. This increase in the cash provided was mainly attributable to our improved collection of accounts receivable.

       Investing activities used cash of $1,000,000 in the first quarter of fiscal 1999 compared to $1,074,000 of cash in the first quarter of fiscal 1998. The principal use of the cash in the first quarter of fiscal 1999 was $819,000 for capitalized product development. The principal uses of cash in the first quarter of fiscal 1998 included $1,008,000 for capitalized product development.

       Financing activities used $931,000 of cash in the first quarter of fiscal 1999 compared with providing $305,000 in the first quarter of fiscal 1998. The cash used in fiscal 1999 mainly reflected payments under our borrowing facilities. As of February 28, 1999, we had $ 891,000 of availability under our $5,000,000 line of credit, which is based on the level of eligible accounts receivable.

       Our credit agreement with Foothill Capital Corporation contains restrictive covenants relating to income (EBITDA), tangible net worth, and level of capital expenditures. On April 13, 1999, we obtained a waiver from the lender as a result of our failure to meet the tangible net worth and EBITDA covenants. In order to meet financial covenants in the future and to meet short term operational needs, we will need positive operational results in the short term. In the event that our performance does not improve in the short term, we will need to secure additional waivers and/or alternative sources of financing which could include the sale of assets. We are continuing our review of alternative sources of financing to deal with our current financial status. Although management believes that waivers and/or additional financing can be obtained, if needed, no assurance can be given that waivers or additional financing will be available to us on acceptable terms. In the event that we are unable to secure necessary waivers or additional financing, it would likely have a material adverse effect on our liquidity, including our ability to fund continuing operations at current levels. We currently have past due amounts with vendors. We have secured extended payment arrangements with some of these vendors and are in the process of securing similar arrangements with other vendors. There can be no assurance that we will be successful in extending these amounts owed to other vendors or that funds will be available to pay obligations as they arise. We are dependent on success in our selling efforts to build collateral to meet these obligations, and a lack of success could substantially impact our ability to continue as a going concern.

       As a result of our current financial situation, we, in accordance with generally accepted accounting principles, have reclassified all of our outstanding debt under the credit facility as short-term debt. All debt pertaining to the credit facility having cross-default provisions has been so reclassified regardless of whether or not covenant violations have occurred or are anticipated. Our report from our independent accountants for the year ended November 30, 1998, contains a going concern explanatory paragraph, pursuant to which the auditors expressed substantial doubt as to our ability to continue as a going concern.

      Market Risk

       Due to the variable rate paid on the revolver portion of our credit facility, we are exposed to market risk from changes in interest rates. Generally, if the base rate on the revolver averaged 2% more in fiscal

1999 than in fiscal 1998, our interest expense would increase by $80,000. This amount is determined by considering the impact of the hypothetical interest rate on our borrowing cost, but does not consider the effects of the reduced level of economic activity that could exist in this type of environment. We have not historically used financial instruments to hedge interest rate exposure and do not use financial instruments for trading purposes and are not a party to any leveraged derivatives.

      Year 2000 Compliance

       We face "Year 2000" compliance issues similar to other companies in the manufacturing software industry. The problem relates to software systems and programs that use only two digits , rather than four digits, to represent a year. This does not allow processing of dates beyond the year 1999 and may result in incorrect calculations, reports or other information. Additionally, this may cause system failures from processors that are embedded in a multitude of devices.

       To address the Year 2000 problem, we established a corporate readiness program which began in fiscal 1994 with the a detailed analysis of our software products sold to our customers. We had originally started addressing the changes to the program code of our software products for Year 2000 issues in 1985. We later, in 1998, added the analysis of internal systems and third party suppliers of both software and any other goods that may have Year 2000 problems. We plan to complete our detailed assessment plan on or around May of fiscal 1999. A formal review and approval by the Board of Directors is expected to occur immediately thereafter.

      State of Readiness

      Our Products

       Our current products have been designed and tested for Year 2000 compliance. However, due to the complexity of the software product, there can be no absolute assurance that our software products contain all the necessary date code changes. Our versions of the software prior to version 5.1.2 in 1994 are known to contain code that is not Year 2000 compliant. In 1996, we notified customers of prior versions, and subsequently, of this non-compliance and customers were offered upgrades and implementation assistance to migrate to a Year 2000 compliant version. Our agreements with customers since 1992 do not expressly obligate us to furnish an updated version of the software that is Year 2000 compliant. Our analysis of contracts prior to 1992 indicate an immaterial level of obligation to furnish updated software.

      Internal Systems

       We are in the process of assessing the Year 2000 readiness of our internal computer information system and non-computer systems , like telecommunications equipment, network equipment, etc., to determine whether these systems are Year 2000 compliant. Even though substantial work has already been completed, a complete detailed plan to address any assessed Year 2000 problems should be available on or around May, 1999. We expect to complete deployment of Year 2000 corrections on or around September of 1999.

      Third Party Reseller and Key Suppliers

       We plan to assess the Year 2000 readiness of our resellers and key suppliers over the second quarter of fiscal 1999. With respect to some of our most significant resellers and suppliers, we have already made inquiries to assess their readiness and have obtained published information indicating that they are in compliance.

      Costs

       We estimate the historical costs to remediate the Year 2000 issues have totaled $968,000 and future costs to remediate will be approximately $500,000. We expect to fund the future costs of remedation from operations.

      Risk

       Failure to correct critical Year 2000 issues could cause a serious interruption in business operations of our customers and/or internal systems. These type of interruptions could have a material impact on our results of operations, liquidity, and financial condition. We are taking actions to minimize these issues, but no assurance can be given that all potential issues can be eliminated. Additionally, the effects of potential litigation can not be estimated and could also have a material effect on the results of operations. Finally, factors outside our control could also cause disruption of business activities which could materially affect the results of operations.

      Contingency Plans

       We are in the process of evaluating contingency plans to handle the controllable risks regarding Year 2000 compliance. Some of the risks like lengthy power outages or communication failures may not be circumvented. A detailed plan of controllable risks is expected to be available on or around September, 1999.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - AT AND FOR THE FISCAL YEARS ENDED NOVEMBER 30, 1998, 1997 AND 1996

      Overview


       We recorded a loss of approximately $10.6 million in fiscal 1998 as compared with a loss of $2.2 million in fiscal 1997. The decline in results of operations related in part to a major restructuring plan implemented in fiscal 1998 pursuant to which we established a distribution relationship with Baan and incurred the associated costs of transitioning to the new relationship. In the restructuring, we refocused our TCM/R/ product to the lower end of the mid market, added the Baan product for the upper mid market, and continued to offer the Intercim Corporation products in the Fortune 1000 market. Our management expects the transition in our product offerings to be completed in the first half of fiscal 1999. As part of the restructuring, we incurred a restructuring charge of approximately $6.8 million.


       We recorded a loss of approximately $2.2 million in fiscal 1997 as compared with net income of $153,000 in fiscal 1996. The decline in results of operations was due in part to the delayed introduction of version 6.0 of the TCM/R/ software product as well as increased service costs associated with the implementation of new products and technologies. On November 26, 1997, we released version 6.0 of our TCM/R/ product which completed the application of a Windows compliant interface, the lack of which had negatively impacted software sales in the past. Also in fiscal 1997, we initiated a cost reduction program with the goal of reducing costs by $2 million per annum. We also announced a realignment of executive management, which included the departure of two executives.


       Although our goal is to return to profitability, no assurance can be given that the various measures that we have taken will actually result in the achievement of this objective. In addition, as a result of the fiscal 1997 and 1998 losses, we have been required to obtain waivers from our primary lender for covenant violations. In the event our financial performance does not improve or if we are unable to secure additional investment capital or sell assets to bolster our financial position, we will require additional covenant relief in fiscal 1999. In the event that covenant relief cannot be obtained, it would likely have a material adverse effect on our liquidity, including our ability to fund current operations. Although we did raise additional equity capital in fiscal 1998 through the sale of preferred stock, our ability to borrow additional funds under our existing credit facility remains limited. As a result of our financial situation, all of our debt has been classified as short-term and our audit report contains a going concern explanatory paragraph.



       Our long term success is also dependent on our ability to attract and retain a highly qualified sales, development and service staff. We have recently experienced attrition at rates higher than our historical experience. We have taken steps to curtail the attrition, but no assurance can be given that these steps will be successful or that further attrition will not materially impact our financial performance.



      Results of Operations

      Total Revenue


       Total revenue for fiscal 1998 decreased 8.2% to $39,144,000 from $42,645,000 for fiscal 1997. Total revenue for fiscal 1997 increased 3.4% to $42,645,000 from $41,257,000 in fiscal 1996. The mix of software, services, and hardware revenues was 52.5%, 43.0%, and 4.5%, respectively, in fiscal 1998 as compared to 51.0%, 39.4%, and 9.6%, respectively, in 1997, and 46.3%, 37.4%, and
16.4%, respectively, in 1996. The growth in software and service revenues as a percentage of total revenues during these years was the result of a strategic decision to focus our marketing and selling efforts on generating an increased percentage of revenues from higher margin software and services as opposed to lower margin hardware sales. International revenues represented less than 10% of total revenues for all periods presented.


      Software License Fee Revenues


       Software license fee revenues are customer charges for the right to use our software products. These revenues decreased 5.5% to $20,553,000 in fiscal 1998 from $21,752,000 in fiscal 1997. The decrease in software license fees was mainly attributable to: (1) the attention and efforts spent in the transition to selling the new Baan product lines; (2) reduced revenues and corresponding returns from restructured operations ($2,000,000); and (3) reduced revenues due to a lower number of sales personnel as a result of attrition. Sales of the Baan products which began in April 1998, rose from $130,000 in the third quarter of fiscal 1998 to $1,553,000 in the fourth quarter of fiscal 1998. As additional sales personnel train in the Baan products, sales productivity temporarily decreases. The length of the sales cycle can range from two to twelve months depending on factors like the size of the prospect or the complexity of the need of the prospect. We are also in the process of building a sufficient level of prospect leads to maintain and enhance necessary levels of sales activity. Our management expects that this decrease in productivity will gradually improve during the next two fiscal quarters, and, thereafter, return to historical levels. Exclusive of the territories closed in connection with the restructuring, sales of our TCM/R/ software products declined 23.7% from fiscal 1997 to fiscal 1998 mainly due to prospect concerns about past financial performance. Our management expects slower sales of TCM/R/ products to continue until we become profitable. Sales of the Intercim software products increased 27.5% from fiscal 1997 to fiscal 1998. The software license fee revenues increased 13.9% to $21,752,000 in fiscal 1997 from $19,094,000 in fiscal 1996.
The main reason for this increase was the additional sales made to new customers during fiscal 1997.


      Service Revenues


       We offer both mandatory and optional services to our customers. Services provided include a telephone support program, systems integration, custom software development, implementation consulting, and formal classroom and on-site training. Service revenues increased to $16,846,000 in fiscal 1998 from $16,781,000 in fiscal 1997. This increase was mainly the result of higher levels of demand from customers upgrading to newer versions of our products, an increase in maintenance revenues, combined with a reduction in service revenues due to a lower number of service personnel as a result of both the restructuring and attrition, along with a lower level of new TCM/R/ software unit sales. As we transition to include the Baan product, our management expects service revenues to increase. Initial services will be provided by third party providers, but will be later supplied internally as additional resources are added. Service revenues increased 8.9% to $16,781,000 in fiscal 1997 from $15,412,000 in fiscal 1996. This increase was primarily due to growth in the customer base and normal price increases



      Hardware Revenues

       As an option, we will sell computer hardware manufactured by others, along with our software and services. Hardware revenues decreased 57.6% to $1,745,000 in fiscal 1998 from $4,112,000 in fiscal 1997. Hardware revenues decreased 39.1% to $4,112,000 in fiscal 1997 from $6,751,000 in fiscal 1996.
These decreases were mainly due to increased sales of software on platforms for which we do not supply hardware. We have decided to reduce our sales of commodity priced hardware products and those which require specific expertise beyond the scope of our product focus. In turn, we have developed relationships with various system integrators which sell the hardware and provide these value-added hardware services.

      Cost of Third-Party Software License Fees

       Most of our system sales also include the sale of a report writer, a word processor, and/or other software components provided by outside suppliers. The integration of these products into our software products generally requires that we pay royalties to these suppliers. Cost of third-party software license fees increased to $4,717,000 in fiscal 1998 from $3,065,000 in fiscal 1997 and from $2,484,000 in fiscal 1996. Since third-party software products are generally sold in conjunction with our software licenses, the increases were historically attributable to a rise in the level of sales of our software as a result of new customer sales and existing customer upgrade sales. In fiscal 1998, $920,000 of the increase in the cost of third-party software license fees was attributable to the new relationship with Baan under which we purchase software licenses for sales to end users.


      Software Development Amortization


       Software development amortization represents the amortization of past investments made by us in product development. Software development amortization increased from $1,591,000 in fiscal 1996 to $2,535,000 in fiscal 1997, and decreased to $2,243,000 in fiscal 1998. The increase in 1997 mainly reflected an increase in past capitalized software development costs related to improvements to our software products. In the second quarter of fiscal 1998, however, we wrote-off a significant portion of our TCM/R/ capitalized software in conjunction with the restructuring, which in turn lowered the amount of software development amortization.



      Cost of Services


       Cost of services as a percentage of related revenues increased to 85.7% in 1998 from 83.4% in 1997 and from 78.6% in 1996. The main reasons for the increases include increased costs related to warranty work, training costs associated with new personnel, allocation of resources to assist in developing new products, increased compensation for current employees, higher costs of out-sourced labor, and educational costs related to new products and technologies. Our management expects the cost of services as a percentage of related revenues to increase for the Baan product sales in the short term due to the cost of third party suppliers and the internal cost of training employees in the new products. The 1997 cost reduction reduced fiscal 1997 cost of services by $264,000 through a work force reduction and a decrease of indirect activities.



      Cost of Hardware

       Cost of hardware as a percentage of related revenues increased to 79.4% in fiscal 1998 compared to 79.3% in fiscal 1997 and 73.8% in fiscal 1996. The cost of hardware as a percentage of related revenue varies with the size of the system, the margin mix of items comprising the system being sold, and the competitive conditions of the customer sale. Additionally, the cost of hardware as a percentage of hardware revenues can vary due to the proportion of lower-margin sales (cost plus 11%) made to our joint ventures and affiliates, which were $233,000, $534,000, and $1,264,000 in fiscal 1998, 1997, and 1996, respectively.


      Net Product Development Expenses


       Product development expenses, net of amounts capitalized, increased from $2,235,000 in fiscal 1996 to $2,391,000 in fiscal 1997 and to $2,804,000 in fiscal 1998. These increases were mainly the result of our strategic initiative to increase investment in the development of future products, including the incorporation of various new technologies into our software products. The restructuring reduced both new product development expense and reduced the resulting level of software capitalized. The 1997 cost reduction lowered new product development expense by $876,000 through the reduction of the use of third-party consultants and a work force reduction. Total development expense (defined as net development expense plus amounts capitalized) decreased to $6,200,000 in fiscal 1998 from $6,862,000 in fiscal 1997. Total development expense increased to $6,862,000 in fiscal 1997 from $5,607,000 in fiscal 1996. These expenses expressed as a percent of related software revenues were 30.2%, 31.6%, and 29.4% in fiscal 1998, 1997 and 1996, respectively.



      Restructuring


       In the second quarter of fiscal 1998, we recorded a restructuring charge of $6,836,000 related to entering into the new distributor arrangement with Baan for manufacturing software, and a reduction of costs focused on improving our financial performance. Approximately $6,824,000 of the total charge has been paid or expensed as of November 30, 1998. We anticipate the remaining amount of approximately $12,000 to be paid in the first quarter of fiscal 1999. For additional information on the restructuring, see Note 3 of Notes to Consolidated Financial Statements.



      Selling and Marketing Expenses


       Selling and marketing expenses decreased to $13,280,000 in fiscal 1998 from $15,957,000 in fiscal 1997. Selling and marketing expenses increased to $15,957,000 in fiscal 1997 from $14,060,000 in fiscal 1996. The operations discontinued in the restructuring accounted for $1,691,000 of the decrease in selling and marketing expenses in fiscal 1998. As a percent of gross margin (total net revenues minus total costs of products and services), selling and marketing expense increased from 80.7% to 81.1% between fiscal 1997 and fiscal 1998, and from 70.0% to 80.7% between fiscal 1996 and fiscal 1997, respectively. The increase in selling and marketing expense as a percent of gross margin between fiscal 1998 and fiscal 1997 was due to: (1) personnel time spent building new pipelines for the new Baan products; (2) training costs for newly hired sales personnel; (3) time spent handling the concerns of prospective customers regarding our negative operating results; and (4) a general reduction of marketing activities ($495,000). The increase in selling and marketing expense as a percent of gross margin between fiscal 1997 and fiscal 1996 was due to: (1) lower margin due to higher costs of software license fees (see above) and higher costs of services (see above); (2) increased expenses from developing international markets ($134,000) and lower productivity of new personnel; and
(3) time spent handling the concerns of prospective customers regarding our operating results for fiscal 1997. The 1997 cost reduction lowered selling and marketing expense by $730,000 in fiscal 1997, mainly through a decrease in international market expansion, a focusing of market communications, and a work force reduction.



      General and Administrative Expenses


       For fiscal 1998, general and administrative expense decreased to $3,451,000 from $3,838,000 in fiscal 1997. General and administrative expense increased to $3,838,000 in fiscal 1997 from $3,416,000 in fiscal 1996. As a percent of gross margin (total net revenues minus total costs of products and services), these expenses were 17.0%, 19.4% and 21.1% in fiscal 1996, 1997 and 1998, respectively. The increases in general and administrative expense as a percent of gross margin from fiscal 1997 to fiscal 1998 was mainly due to an increase in legal and professional fees related to capital raising activities ($294,000). The increase in general and administrative expense as a percent of gross margin from fiscal 1996 to fiscal 1997 was mainly due to an increase in the provision for bad debts (2.5%). The 1997 cost reduction lowered general and administrative expense by $303,000 in fiscal 1997 mainly through a work force reduction.



      Other Income/Expense

       Other income/expense resulted in $587,000 of expense in fiscal 1998 compared with $377,000 of expense in fiscal 1997 and $118,000 of expense in fiscal 1996. Equity income from affiliates was $109,000 in fiscal 1998 compared with a loss of $25,000 in fiscal 1997 and $25,000 in fiscal 1996. Interest expense and interest income were $714,000 and $51,000, respectively, in fiscal 1998; $399,000 and $47,000, respectively, in fiscal 1997; and $145,000 and
$89,000, respectively, in fiscal 1996. The increase in the levels of interest expense was mainly the result of increased borrowings under our borrowing facility. We anticipate that interest expense will continue to rise in the short-term with continued borrowings for operating and capital expenditure purposes.


      Income Tax Expense

       No income tax benefit was recorded for the fiscal year of 1998 compared to a benefit of $618,000 for the fiscal year of 1997. At November 30, 1998, we, for financial reporting purposes, were in a tax loss carryforward position. Generally accepted accounting principles prohibit us from recording a tax benefit under these circumstances.


      Liquidity and Capital Resources

       Cash provided by operations was $311,000 in fiscal 1998, $1,733,000 in fiscal 1997 and $2,906,000 in fiscal 1996. Non-cash expenditures, including restructuring, depreciation relating to capital expenditures and amortization associated with software product development, contributed to the cash provided.


       Investment activities used cash of $3,101,000 in fiscal 1998, compared to $5,363,000 in fiscal 1997 and $4,163,000 in fiscal 1996. The cash was used to fund capital expenditures of $170,000, $1,177,000, and $1,424,000 in fiscal 1998, 1997, and 1996, respectively, and to fund investment in capitalized software product development of $3,396,000, $4,471,000, and $3,372,000 in fiscal 1998, 1997, and 1996, respectively. We sold $505,000 of available-for-sale securities in fiscal 1997, and $1,247,000 of available-for-sale securities in fiscal 1996, which funded, in part, the capital expenditures and capitalized product development.


       Financing activities provided $2,797,000 of cash in fiscal 1998, $2,778,000 of cash in fiscal 1997, and $1,788,000 of cash in fiscal 1996. The cash provided in fiscal 1998 mainly reflected both the equity contribution from a preferred stock offering and borrowings on our credit facilities. As of November 30, 1998, we, based on the level of eligible accounts receivables, had $2,448,000 of availability under our $5,000,000 line of credit. As of January 31, 1999, we had $773,000 of availability under our line of credit.



       Our credit agreement with Foothill Capital Corporation contains restrictive covenants relating to income (EBITDA), tangible net worth, and level of capital expenditures. On January 28, 1999, we obtained a waiver from the lender as a result of our failure to meet the tangible net worth and EBITDA covenants. In order to meet financial covenants in the future and to meet short term operational needs, we will need positive operational results in the short term. In the event that our performance does not improve in the short term, we will need to secure additional waivers and/or alternative sources of financing (which could include the sale of assets). We are continuing our review of alternative sources of financing to deal with our current financial status. Although our management believes that waivers and/or additional financing can be obtained, if needed, no assurance can be given that waivers or additional financing will be available to us on acceptable terms. In the event that we are unable to secure necessary waivers or additional financing, it would likely have a material adverse effect on our liquidity, including our ability to fund continuing operations.



       As a result of our current financial situation, we, in accordance with generally accepted accounting principles, have reclassified all of our outstanding debt under the credit facility as short-term debt. (See Note 8 to the Notes to Consolidated Financial Statements). All debt pertaining to the credit facility having cross-default provisions has been so reclassified regardless of whether or not covenant violations have occurred or are anticipated. Our report from our independent accountants contains a going concern explanatory paragraph, pursuant to which the auditors expressed substantial doubt as to our ability to continue as a going concern.

       The American Institute of Certified Public Accountants Statement of Position 97-2, "Software Revenue Recognition" (SOP 97-2), was issued in October 1997. SOP 97-2 is effective for transactions entered into in fiscal years beginning after December 15, 1997. Therefore, SOP 97-2 will effect transactions entered into by us after December 1, 1998. SOP 97-2 addresses various aspects of the recognition of revenue on software transactions and supersedes SOP 91-1, the policy previously followed by us. SOP 97-2 provides guidance on software arrangements consisting of multiple elements, evidence of fair value, delivery of elements, accounting for service elements, and software arrangements requiring significant production, modification, or customization of software. We currently believe that the impact of SOP 97-2 will not be material in regard to our consolidated financial statements.


      Market Risk


       Due to the variable rate paid on the revolver portion of our credit facility, we are exposed to market risk from changes in interest rates. Generally, if the base rate on the revolver averaged 2% more in fiscal 1999 than in fiscal 1998, our interest expense would increase by approximately $80,000. This amount is determined by considering the impact of the hypothetical interest rate on our borrowing cost, but does not consider the effects of the reduced level of economic activity that could exist in a future environment. We have not historically used financial instruments to hedge interest rate exposure and we do not use financial instruments for trading purposes and are not a party to any leveraged derivatives.



      Year 2000 Compliance

       We face "Year 2000" compliance issues similar to other companies in the manufacturing software industry. The problem relates to software systems and programs that use only two digits , rather than four digits, to represent a year. This does not allow processing of dates beyond the year 1999 and may result in incorrect calculations, reports or other information. Additionally, this may cause system failures from processors that are embedded in a multitude of devices.


       To address the Year 2000 problem, we established a corporate readiness program which began in fiscal 1994 with the a detailed analysis of our software products sold to our customers. We had originally started addressing the changes to the program code of our software products for Year 2000 issues in 1985. We later, in 1998, added the analysis of internal systems and third party suppliers of both software and any other goods that may have Year 2000 problems. We plan to complete our detailed assessment plan on or around March of fiscal 1999. A formal review and approval by the Board of Directors is expected to occur immediately thereafter.


      State of Readiness

      Company's Products

       Our current products have been designed and tested for Year 2000 compliance. However, due to the complexity of the software product, there can be no absolute assurance that our software products contain all the necessary date code changes. The versions of our software prior to version 5.1.2 in 1994 are known to contain code that is not Year 2000 compliant. In 1996, we notified customers of prior versions, and subsequently, of this non-compliance and customers were offered upgrades and implementation assistance to migrate to a Year 2000 compliant version. Our agreements with the customers since 1992 do not expressly obligate us to furnish an updated version of the software that is Year 2000 compliant. Our analysis of contracts prior to 1992 indicate an immaterial level of obligation to furnish updated software.

      Internal Systems


       We are in the process of assessing the Year 2000 readiness of our internal computer information system and non-computer systems, like telecommunications equipment, network equipment, etc., to determine whether these types of systems are Year 2000 compliant. Even though substantial work has already been completed, a complete detailed plan to address any assessed Year 2000 problems should be available on or around March 1999. We expect to complete deployment of Year 2000 corrections on or around September 1999.



      Third Party Reseller and Key Suppliers


       We plan to assess the Year 2000 readiness of our resellers and key suppliers during the first and second quarter of fiscal 1999. With respect to some of our most significant resellers and suppliers, we have already made inquiries to assess their readiness and have obtained published information indicating that they are in compliance.



      Costs

       We estimate the historical costs to remediate the Year 2000 issues have totaled $968,000 and future costs to remediate will be approximately $500,000.

      Risk


       Failure to correct critical Year 2000 issues could cause a serious interruption in our business operations. This type of interruption could have a material impact on our results of operations, liquidity, and financial condition. We are taking actions to minimize these issues, but no assurance can be given that all potential issues can be eliminated. Additionally, the effects of potential litigation can not be estimated and such litigation could have a material effect on the results of operations. Finally, factors outside our control could also cause disruption of business activities which could materially affect the results of operations.


      Contingency Plans


       We are in the process of evaluating contingency plans to handle the controllable risks regarding Year 2000 compliance. Some of the risks like lengthy power outages or communication failures may not be circumvented. A detailed plan of controllable risks is expected to be available on or around September 1999.

                                    BUSINESS

      Overview

       We develop, market and support integrated manufacturing and business management software. Our software is designed with the underlying philosophy that time is a crucial element in manufacturing, and that reducing time in the manufacturing process leads directly to increased profits for the manufacturer. Our software integrates technologies that allow our customers to optimize their labor, capital and inventory utilization. The software we offer functions on the Windows NT, IBM AIX, Open VMS, SCO-Unix, and HP-UX operating systems. We also provide support services for our software products and, on a selective basis, sell computer hardware.


       Software products offered by us include: TCM/R/, which is a manufacturing execution system software program, and FACTORYnet/R/ I/S, which is an integrated manufacturing execution system software program, providing production management, shop floor scheduling, and operations support. We also offer Baan software. These software products provide up-to-the-minute information to track production and business operations. This facilitates real-time decision making and enables employees throughout an organization to respond quickly to marketplace demands and unanticipated events.


       We typically focus our sales and marketing efforts on "discrete" manufacturing plants. Discrete manufacturers assemble or fabricate parts into finished products as distinguished from "process" manufacturers which mix, separate and otherwise combine or control ingredients to create finished products. We have licensed our software products to over 1,700 customer sites. We distribute our products in the United States through eleven branch offices and through seven joint ventures and independent distributors.


       We were incorporated in Wisconsin in 1978. We became a publicly held company as a result of our initial public offering which was completed in February 1994. During 1995, we acquired Intercim Corporation and the remaining interest in Effective Management Systems of Illinois, Inc., a joint venture subsidiary. In 1996, we acquired the remaining interest in Darwin Data Systems Corporation another joint venture subsidiary. For further details regarding the Darwin Acquisition, see Note 2 of Notes to the Company's Consolidated Financial Statements.


       In April 1998, we undertook a major restructuring and recorded a restructuring charge of approximately $6.8 million. The restructuring included entering into the distribution agreement with Baan and various cost reduction aimed at improving our financial performance. In connection with the restructuring, we closed facilities both in the United States and internationally and decreased our workforce, particularly in development, marketing and administration. For additional information regarding the restructuring, see Notes 3 and 4 of Notes to our Consolidated Financial Statements.

       For our fiscal year ended November 30, 1998, we incurred a net loss of approximately $10.6 million, inclusive of the restructuring charge. Our audit report for the 1998 fiscal year contains a going concern explanatory paragraph, pursuant to which our auditors have expressed substantial doubt as to our ability to continue as a going concern.

      Industry Background

       In the early 1970's, the material requirements planning ("MRP") approach was developed to enable manufacturing companies, with the aid of computers, to plan and manage their businesses more efficiently by managing the flow of materials at various stages of the manufacturing process. In the 1980's, this approach evolved into manufacturing resource planning ("MRP II"), which considers labor and equipment planning for the manufacturing process as part of an iterative materials planning approach. Concurrently with the evolution of MRP II, manufacturing companies (predominantly in Japan) developed a management technique which emphasizes the supply of component parts to "assembly-oriented" manufacturing plants on a "just-in-time" basis. This technique not only was the first to emphasize "time" in its orientation, but had desirable outcomes for manufacturers, including improved quality, lower costs and lower inventory levels.

       In the 1990's, new management approaches for manufacturing companies have emerged which focus on "time" as the critical element in the manufacturing process. In these management approaches, the manufacturer analyzes the component of time across its entire organization with the goal of correlating the expenditure of time to the addition of value to the finished product or service. Beyond the production focus of the "just-in-time" environment, this new approach focuses on time in all areas of the operation from engineering to manufacturing and from customer order processing to shipment. This new approach differs from MRP II in that it often focuses on improving business operations by treating plant capacity and labor resources as the primary scheduling items and treating material availability as a secondary consideration in manufacturing planning. The new approach emphasizes "operations decision-making" support in contrast to the planning emphasis of MRP II and more recently developed planning systems like enterprise resource planning . Manufacturing execution system software programs complement ERP systems by making available real-time information from the factory floor and enhancing production performance and decision-making associated with plant operations. We believe that manufacturing execution system software programs represent a relatively new marketplace with substantial benefit potential for manufacturers. We believe that this "time emphasis" in manufacturing management, which is the focus of our TCM(R), Baan, and
FACTORYnet(R) I/S products, will be an essential component of the management approach for many manufacturers in the future.


       According to an industry publication, consolidation in the manufacturing systems software industry resulted in the top ten ERP software companies garnering 82% of the industry's revenues in 1997. Historically, five of these top ten ERP software companies have focused on providing their products to large manufacturing companies. This group of companies is referred to as the "Tier 1" ERP software companies. Each Tier 1 ERP software company spends annually in excess of $100,000,000 on research and development.


       These levels of expenditure on research and development present a challenge to mid-sized ERP software companies like us to provide competitive products to mid-sized to upper mid-sized manufacturing companies at an affordable price. We do not have equivalent levels of expenditures on research and development. Also, for the first time, Tier 1 ERP software products have become practical for mid-sized to upper mid-sized manufacturing companies to use.


      Strategy

       Our objective is to become a leading provider of integrated business software systems for discrete manufacturing plants. We have identified three strategic initiatives to achieve this goal.

       Focus on Time Critical Manufacturing. We believe that manufacturers are striving to become more "time competitive," and that manufacturing software which focuses solely on providing information for planning and on recording information for historical analysis will be inadequate to meet the needs and demands of manufacturers in the years to come. To be effective in the future, we believe that manufacturing software will be required to empower individuals at all levels of an organization to make immediate decisions regarding production processes and business activities. Since 1988, we have focused our resources on developing software to assist time-oriented manufacturing management. Our software facilitates real-time decision-making by employees enabling them to change processes proactively and react quickly to marketplace demands and unanticipated events. With few exceptions, we believe that the limited number of information system implementations currently in place which have this "time" focus have been developed on an individual customized basis. We are not aware of other major products available in our target market for discrete manufacturers which offer both planning and execution systems and have a strategy of focusing on time.


       Commitment to Manufacturing Execution System Software Programs. We believe that discrete manufacturers can gain significant competitive advantage by implementing manufacturing execution system software programs.

       We offered our first manufacturing execution system software package in 1988 and believe that it is currently a leader in this software segment. Typical business functions included in a manufacturing execution system software program are described below. Although the people in an organization which use this software on a minute-to-minute and hour-to-hour basis are the factory operations personnel, we believe that the value manufacturers realize from implementing a manufacturing execution system software program extends far beyond this realm. We believe, based on the experience of our customers, that the major benefit of implementing a manufacturing execution system software program within an organization is improved customer service and competitiveness. These systems allow an organization to reduce non-value added elapsed time in the overall business process. We currently offer two manufacturing execution system software products, one which is pre-integrated with a total software offering for the entire enterprise (TCM(R)) and the second is FACTORYnet(R) I/S in which our personnel use manufacturing execution system software to "round out" and complete partial manufacturing execution system initiatives already undertaken by the customer.

       Our management believes manufacturing execution system software provides a significant market opportunity for us and, correspondingly, has strategically committed us to enhancing our manufacturing execution system software offerings and marketplace presence.

       Emphasis on Pre-Integrated Software for Discrete Manufacturing. Our experience in the marketplace resulted in the 1995 introduction of the first "pre-integrated" manufacturing execution system software offering for discrete manufacturers. Software pre-integration means that a customer can buy a comprehensive set of software which has already been integrated and proven to function. We believe that "pre-integration" of much of our software reduces the time and cost of system implementations and increases the business value to the manufacturer similar to the way that "suites" of desktop software have affected that marketplace.


      Software Products


       We develop, market and support TCM(R) application software for discrete manufacturing companies. We offer licenses for several software products: (a) TCM(R), which is a full function business and ERP software system, including pre-integrated manufacturing execution system software providing production management, shop floor scheduling and operations support and (b) FACTORYnet(R) I/S, which is a manufacturing execution system software program that provides production personnel with correct revisions of drawings, specifications, procedures, and instructions to help them make a better product and make it right the first time. In addition, we market Baan software, which includes an ERP software system and is designed for mid-sized to upper mid-sized manufacturing companies.


       Our products are designed for discrete manufacturers, including both stand-alone manufacturing plants and autonomous divisions of large corporations. "Discrete" manufacturers assemble or fabricate parts into finished products as distinguished from "process" manufacturers which mix, separate and otherwise combine or control ingredients to create finished products. Our focus on discrete manufacturers includes the market segments of repetitive and electronics manufacturers which some people identify as additional market segments.

      Time Critical Manufacturing Software Products


       Our software provides assistance for a broad range of tasks identified in the seven categories listed below. TCM(R) and FACTORYnet(R) I/S provide different capabilities within the manufacturing execution system and decision support tools software categories described below. We anticipate that over time the two manufacturing execution system product offerings will evolve into a single product which is more comprehensive than either of them separately.


     `
I.        PLANNING
          Master Production Scheduling            Manufacturing Resource Planning II          Capacity Planning

II.       PRODUCT DATA MANAMENT
          Product Configurator                    Engineering Change Control                  Standard Bills of Material
          Standard Routings                       Computer Aided Manufacturing ("CAM")        Document Library
          Item Master                             Computer Aided Design ("CAD")               Standard Cost Build Up


                                      -30-

III.      SUPPLY CHAIN MANAGEMENT
          Customer Service                        Inventory Control                           Procurement
          Estimate/Quote                          Inventory Management                        Requisitions
          Customer Maintenance                    Distribution Management                     Vendor Maintenance
          Customer Order Processing                                                           Purchase Orders
          Shipping                                                                            Vendor Performance
          Liability & Warranty                                                                EDI
          Electronic Data Interchange ("EDI")

IV.       MANUFACTURING EXECUTION SYSTEM
          Shop Floor Management                   Job Cost
          Bar Code Factory Data Collection        Time & Attendance
          Plant & Equipment Maintenance           Shop Floor Scheduling
          "As Built History"                      Quality Management*
          Electronic Traveler                     Machine Interface
          Messaging & Alarms                      EMS Gateway
          Electronic Work Instructions
          Distributed Numerical Control ("DNC")

V.        FINANCE, ACCOUNTING, AND ADMINISTRATION
          Accounts Receivable                     General Ledger                              Fixed Assets*
          Accounts Payable                        Human Resources*
          Standard Cost                           Payroll*

VI.       DECISION SUPPORT TOOLS
          Executive Information System            Document Library
          Report Writer                           E-Mail
          Database                                Internet
          Notification Services                   ODBC Access

VII.      BAAN SOFTWARE PRODUCTS
          Capacity Requirements Planning          Project Network Planning
          Engineering Change Control              Repetitive Manufacturing
          Engineering Data Management
          Master Production Scheduling
          Material Requirements Planning
          Product Classification
          Product Configuration
          Production Control
          Production Planning
          Project Budgeting
          Project Control

    *These Products Are Provided Based On Third Party Sublicensing Alliances.

I.       Planning.

          The planning modules provide master production scheduling capability integrated with rough cut capacity planning to assist production organizations in planning materials requirements and manufacturing resource levels for the manufacturing facility.

II.      Product Data Management ("PDM").

          PDM modules allow for product definition and control of engineering changes and relationships among component parts. These modules include software which interfaces with industry popular CAD systems and CAM software.

III.     Supply Chain Management.

          The customer service modules provide control over the customer order cycle, including quotations, order entry, acknowledgment printing, pick ticket printing, shipping and invoicing. These modules allow for flexible pricing table and multiple order types, including telephone orders, blanket orders and releases, over-the-counter orders and credit memos. We believe that our software for EDI, which facilitates electronic order entry and advance shipping notification, is particularly useful in meeting the needs of the automotive and retail supply industries.

          The inventory management modules provide engineering data control and offer inventory record keeping, availability projections and replenishment planning. These modules provide bin, lot and serial number control, multi-location support, cycle counting and physical inventory control.

          The procurement modules provide control of the purchasing cycle, including authorized vendor price quotations, purchase order entry and printing, receipts entry and vendor performance analysis. These modules coordinate blanket orders and releases, one-time purchase orders, orders for non-productive materials and electronic mail notification upon receipt.

IV.      Manufacturing Execution System.


          The TCM(R) and FACTORYnet(R) I/S software products offer integrated manufacturing execution system software programs which:

       - provide production management, shop floor scheduling, distribution of "electronic drawings" as well as textual information on factory floor computer workstations;

       -      collect information from bar coding systems; and

       - facilitate the establishment of direct connections for virtually any machine tool and/or = CAD systems.

          The products also include quality systems integration for statistical process control analysis. These manufacturing execution system software programs may operate as stand-alone systems or be integrated into existing customer systems, and are pre-integrated with the remainder of our software.


V.       Finance, Accounting and Administration.

          These modules provide general accounting and financial assistance in tracking and estimating planned and actual work-in-process costs. Any information from the finance and accounting database may be readily pulled into personal computer spreadsheet systems for further analysis and reporting. These modules also interface with third party human resource, fixed assets, and payroll software products sold by us.

VI.      Decision Support Tools.

1

          These software modules are a combination of internally developed and third party software sold by us which facilitate data management, analysis, customization, communication, etc., with and between our software and other software in the customer's computing environment.

VII.     Baan Software Products

          In 1998, we became a value-added authorized reseller of Baan software. We look to Baan, a leader in dynamic enterprise modeling software, to expand our ability to deliver business value to our customers. Not only does Baan software offer outstanding features, all the Baan applications are fully integrated to provide consistency and visibility for all activities across entire operations. All Baan software applications can be configured to reflect business relationships between multiple sites. Further comprehensive international capabilities make it easy for companies to integrate Baan software applications across international borders.

          Our software modules may be licensed individually or in combination to allow companies with differing business needs and schedules to have flexibility in the implementation of a software system. Customers generally license between $30,000 and $1,000,000 of software per plant, with the total license fees per plant based on the modules licensed and a per seat license fee.

      Software Technology


          We invest in a wide range of software technologies which are important not only for our end user customer but also for our internal software development and distribution. In appropriate circumstances, we have licensed software developed by others and integrated various features of that software into our own software products. For example, our software products incorporate imaging technology, which enables the user to store and interactively display images like photographs of steps in a particular production process, diagrams of manufacturing sub-assemblies or motion video depicting the proper operation of a machine. This imaging capability facilitates manufacturing and production set-up and also assists users in satisfying ISO 9000 certification criteria (a set of international quality standards). Our products also include EDI.


          The Baan product line provides mid-sized to upper mid-sized manufacturing companies with technology that utilizes Baan's proprietary toolset, which has been recognized as leading technology for large and mid-sized manufacturing companies.

          For internal software development, we employ software language tools that we believe are instrumental in achieving software productivity improvements and allow end users flexibility to customize their software systems. We have also developed proprietary software which facilitates the conversion of our software products into various foreign languages, including complex Asian languages. We believe that this technology is useful not only in penetrating foreign software markets, but also in assisting customers which use our software products on a multi-national basis.

      Customer Services

          We offer comprehensive services for our customers. Services provided by us include a telephone support program, system integration, custom software development, implementation consulting, and formal classroom and on-site training. At the customer's option, these services, which are available for all of our software products, can be provided entirely by us or may be supplied in part by the customer or another third party like a systems integrator or consulting firm. These services, which provide a recurring stream of revenue for us, are offered on an unbundled basis for either an annual or a multi-year subscription period. All of the services offered by us are optional, except that we require first-time licensees of our software to subscribe for at least two years of telephone support. We believe that the availability of effective customer services is critical for customer satisfaction and to increase software license fee revenues. We further believe that services can provide a continuing and more predictable source of revenue as compared to software license fee revenues. For the years ended November 30, 1998, 1997, and 1996, services revenues accounted for 43.0%, 39.4% and 37.4% of our total net revenues, respectively.


          The following is a brief description of the various customer services we provide:

          Telephone Support Program. Our telephone support program is a comprehensive, fee-based program designed to help customers obtain the maximum benefit from our business management software. The telephone support program is handled out of our Minnesota, Illinois, and Wisconsin offices and is staffed by thirty trained professionals. The program includes, among other services, answering technical questions regarding standard software, and diagnosing and resolving equipment and software problems.

          System Integration and Custom Software Development. We offer system integration and custom software development services, on a fee basis, to meet specific customer requirements and to integrate our software with a customer's existing computer system. We have developed a Time Critical Implementation Methodology ("TCIM"), which is a proprietary implementation methodology intended to facilitate integration and efficient implementation of our products at customer sites. This approach is designed to allow the customer to obtain business benefits sooner than with less structured methodologies. Ongoing technical support is also available from us to all customers who elect to purchase custom software development services.

          Implementation Consulting. We provide consulting services, on a fee basis, to assist customers in implementing our TCM(R) or Baan software systems using the TCIM approach. These services include value-added implementation planning, project management and specialized customer training. We employ a full-time professional services staff to provide these and other services.

          Training. We offer customers a series of both classroom and on-site training options. Training includes classroom and personal instruction at a number of our locations or at the customer's plant site. Standardized training is offered for a fixed fee per class.

      Hardware Products

          We sell computer hardware and data collection equipment in order to facilitate sales of our software products to customers requiring a complete management information system. We sell, among other hardware, factory data collection equipment, CAMates(R) (a small specialized computer allowing users to monitor and collect data from production machines), bar coding systems, networking and communication equipment, and occasionally server and client computer hardware. The factory data collection and bar coding hardware is purchased from the original manufacturers and resold on a project basis. This equipment ranges from fixed mount bar code scanners and printers to portable units and radio frequency network units. We also offer our customers networking and communication hardware and server and client computing hardware which we purchase from original manufacturers, including Intermec Corporation, plus two distributors, Keylink SystemsSM and Ingram Micro, Inc. During the past several years, we have focused our efforts on generating an increasing percentage of our net revenues from software license fees, which have a higher margin than hardware revenues.

      Markets and Customers

          We target companies operating discrete manufacturing plants predominantly in the Eastern half of the United States. These plants may be owned by privately held companies or by large, multi-national public corporations. Our customers include, among others, capital equipment manufacturers, job shops, high volume manufacturers, automotive suppliers, consumer product manufacturers, and aerospace equipment manufacturers. During each of the past three fiscal years, no one customer has accounted for more than 10% of our total net revenues.

      Sales and Marketing

          In the United States and Canada, we license our products and offer services through a direct branch office sales force, joint ventures and independent distributors as reflected in the table below:


Branch Office            Independent Distributor         Joint Venture Location
 Locations                    Territories
Austin, TX                   Miller Place, NY               Cleveland, OH

Boston, MA                   Menomonee, MI
Chicago, IL                  Pittsburgh, PA
Cincinnati, OH               Wausau, WI
Detroit, MI                  West Des Moines, IA
Houston, TX                  Brainerd, MN
Los Angeles, CA
Milwaukee, WI
Minneapolis, MN
Norwalk, CN
Port St. Lucie, FL
Rockford, IL

          We own 50% of the joint venture operating in Cleveland. We obtained our interest in this joint venture primarily in exchange for technical knowledge and management expertise. We have no obligation to fund any losses that may be incurred by the joint venture.

          Our direct sales personnel are compensated on a salary plus commission basis. Our joint venture and independent distributor agreements generally provide that sales will be made by authorized resellers from offices within a designated territory. The agreements obligate us to license the reseller at specified prices and to provide training to each reseller. Resellers are normally obligated to sell a specified minimum amount of our software to keep the agreements in effect. We also maintain a staff of systems consultants who offer pre- and post-sales support to the sales and distribution network.

          We market our products through advertising campaigns in national trade periodicals and through direct mailings. These efforts are supplemented by listings in relevant directories and trade show and conference appearances. We are also given leads regarding potential customers by our hardware and services vendors, existing customers and various accounting and consulting firms.

          Sales cycles for our products vary substantially based on the degree of integration, consulting and training required and also on the status of the customer's hardware system implementation. A sales cycle is usually three to twelve months from the time an initial sales presentation is made until the time a signed license agreement is entered into with a customer.

      Strategic Arrangements

          A facet of our strategy is to establish arrangements with suppliers of state of the art information systems technology. Over the last five years we have worked to expand the number of our strategic relationships.

          We have distributor relationships with Keylink SystemsSM, a subsidiary of Pioneer Standard Electronics, Inc. Company, and Ingram Micro, Inc., which supply computers, associated peripherals and third party software. We have arrangements with Intermec Corporation relating to bar code data collection systems which are integrated on an "off-the-shelf" basis into our software products. Our software has been integrated with other bar coding systems on a customized basis. We also have a relationship with the Datamyte Division of Rockwell Automation for its Quantum quality control software product line.

          In addition to our relationships with equipment providers, we have relationships with numerous software product suppliers. These companies provide software which we use within TCM(R) and FACTORYnet(R)

I/S software. Synergex International Corporation has provided us with the Synergy 4GL Applications Development Environment since 1990. We purchase EDI software from Supply Tech and Radley Corporation.


          We have a relationship with Baan of the Netherlands by which we are licensed to resell their software throughout the United States. We focus our efforts on Baan sales in nineteen states within the Eastern half of the United States. These states represent over 50% of the mid-sized discrete manufacturing companies in the United States. We are the first mid-sized ERP software company to establish a relationship with respect to a Tier 1 manufacturing software product.

          Our relationship with the equipment and software product suppliers described above is basically that of a reseller of their products. As a reseller, we are entitled to volume discounts on products which we purchase and are generally entitled to the benefits of cooperative marketing programs.


      Product Development

          We believe we must continue to enhance and broaden our software products to meet the constantly evolving needs of discrete manufacturers within our target market. We rely on internal development and development related to customized projects implemented at field sites to extend, enhance and support our software products, and develop and integrate new capabilities.

          In general, we have historically made one new product release each year. These formal releases are supplemented by periodic releases for our EDI software to respond to ongoing changes in trading partner requirements.

          During the fiscal years ended November 30, 1996, 1997, and 1998, our total software investment (consisting of product development expenses and capitalized software development costs) was $5.6 million, $6.9 million and $6.2 million, respectively. Product development expenditures which were expensed and not capitalized during those three fiscal years totaled $2.2 million, $2.4 million and $2.8 million, respectively.


          Software development efforts currently in progress include the development of product enhancements like additional object orientation features within our products, enhanced client-server network operations on various operating systems, extended operation on various relational database products, and enhanced functional capability. There can be no assurance, however, that these development efforts will result in product enhancements that we will be able to market successfully. Some of these enhancements are dependent upon the development efforts of third party suppliers over whom we have no control. In the event the development efforts of the third party suppliers are delayed or are unsuccessful, our software developments would be similarly delayed. Software development is, however, an evolutionary process and our management believes we could eventually find other suppliers or, if unsuccessful in our search, that we could successfully re-engineer existing products to fulfill our requirements.


      Competition

          The manufacturing software industry is intensely competitive and rapidly changing. A number of companies offer products similar to our products. Some of our existing competitors, as well as a number of potential competitors, have larger technical staffs, more established and larger marketing and sales organizations and significantly greater financial resources than us.


          We believe that our employees' understanding of diverse manufacturing operations and processes and the potential business benefits of the TCM(R)
management approach to operations allow us to differentiate ourselves from competitors. Other competitive factors include software product features and functions, product architecture, the ability to function on a variety of operating systems, technical support and other related services, ease of product integration with third party application software, price, and performance. In December 1997, Gartner Group identified twenty-four competitors in the North American mid-market ERP area for discrete manufacturers. Additionally, that firm identified eight competitors in the manufacturing execution system software market as of June 1997. Although Gartner Group identified a limited number of competitors in its manufacturing execution system software study, we generally do not encounter these competitors in the marketplace. We believe that our primary competition for our manufacturing execution system software products are customized software products developed by internal data processing staffs or by third party offerings for both ERP and manufacturing execution system discrete manufacturers.


      Intellectual Property

          We have registered or have applied for registration of our "EMS" and "TCM(R)" trademarks for software services and products with the United States Patent and Trademark Office and with the equivalent offices of most foreign countries in which we currently do business. Among others, we have also received or applied for trademarks for products marketed under the names FACTORYnet(R) I/S and CAMate(R).


          We regard our software products as proprietary in that title to and ownership of our software reside exclusively with us. We attempt to protect our rights with a combination of trademark, copyright and employee and third-party nondisclosure agreements. Despite these precautions, it may be possible for unauthorized parties to copy or reverse-engineer portions of our software products. While our competitive position could conceivably be threatened by our inability to protect our proprietary information, we believe that copyright and trademark protection are less important to our success than other factors like the knowledge, ability and experience of our personnel, name recognition and ongoing product development and support.


Employees

          As of March 31, 1999, we had 295 full-time employees, of whom 72 were engaged in sales and marketing; 73 in product development; 83 in customer service; and 67 in management, finance and administration. Our employees are not represented by any collective bargaining organization and we have never experienced a work stoppage. We consider our employee relations to be good.

      Properties

          Our corporate headquarters are located in Milwaukee, Wisconsin, in a leased office consisting of approximately 42,000 square feet under a lease expiring November 30, 2003. We lease additional facilities domestically in Austin, Texas; Boston, Massachusetts; Chicago, Illinois; Detroit, Michigan;
Houston, Texas; Minneapolis, Minnesota; Port St. Lucie, Florida; Rockford, Illinois and Los Angeles, California. We lease office space internationally in Hong Kong, and China. See Note 8 of the Notes to Consolidated Financial Statements for information regarding our total lease obligations.

      Legal Proceedings

          As of the date of this filing, neither we nor any of our subsidiaries is a party to any legal proceedings, the adverse outcome of which, in our management's opinion, would have a material effect on our results of operations or financial position. In December 1998, a judgment was issued in a legal proceeding that resulted in us being ordered to pay $212,000.

                                   MANAGEMENT

      Directors and Executive Officers

          The following table sets forth the name, age and position of each person who, as of March 10, 1999, is a director nominee for director and/or an executive officer of the company:

    Name                    Age                    Position
Helmut M. Adam              48         Director

Michael D. Dunham           53         President and Chief Executive Officer;
                                       Director
Thomas M. Dykstra           57         Vice President, Secretary and Treasurer;
                                       Director
Jeffry J. Fossum            45         Chief Financial Officer and Assistant
                                       Treasurer
Richard W. Grelck           56         Chief Operating Officer

Scott J. Mermel             51         Director

Elliot Wassarman            59         Director

Wayne T. Wedell             40         Vice President - Services

Robert E. Weisenberg        49         Director


          Helmut M. Adam, 48, has served as President of Olympus Flag & Banner, Inc., a manufacturer of banners, flags and display products, since 1992. Prior to that, Mr. Adam was President of Ransomes Inc., a manufacturer of commercial grass mowing equipment. Mr. Adam is a Certified Public Accountant. Mr. Adam has both B.B.A. and M.B.A. degrees from the University of Wisconsin and an M.S. degree in Accounting from the University of Wisconsin-Milwaukee.


          Director since: 1987

          Michael D. Dunham, 53, our co-founder, has served as our President and Chief Executive Officer since our inception in 1978. Mr. Dunham has over 20 years of experience in management, sales, consulting, software design and development in the manufacturing and distribution software industry. Mr. Dunham has a B.S. degree in electrical engineering from the University of Denver and a Masters of Management Science degree from the Stevens Institute of Technology. Mr. Dunham is a Fellow of the American Production and Inventory Control Society.

          Director since: 1978

          Thomas M. Dykstra, 57, our co-founder, has served as our Vice President and as Secretary and Treasurer since our incorporation in 1978. During his tenure, Mr. Dykstra has managed several different functions including product development, marketing, affiliate sales, finance, and administration and support. Mr. Dykstra has a degree in mathematics from Hope College and an M.B.A. degree from the University of Chicago. Mr. Dykstra is a Fellow of the American Production and Inventory Control Society.

          Director since: 1978

          Jeffrey J. Fossum, 45, has served as our Chief Financial Officer since 1987 and as Assistant Treasurer since December 1993. From 1983 to 1987, Mr. Fossum was the Controller of Berg Company, a manufacturer of restaurant equipment. Mr. Fossum received his B.A. degree from the University of Wisconsin-Eau Claire. Mr. Fossum is a Certified Public Accountant.

          Richard W. Grelck, 56, has served as our Chief Operating Officer since April 1998. From June 1997 to April 1998, Mr. Grelck served as Vice President of Technology Development and from February 1995 to June 1997 he served as Vice President of Manufacturing Technology. Also from February 1995 to June 1997 he served as Vice President and General Manager of a wholly-owned subsidiary that sells and services our software products in Illinois and Indiana. Prior to February 1995 that subsidiary, EMS of Illinois, Inc., was a 50% EMS owned joint venture in which Mr. Grelck held the position of Chief Executive Officer from its founding in 1983 to 1995. Mr. Grelck has a B.S. degree in Electrical Engineering from Northwestern University.

          Scott J. Mermel, 51, is a private investor. From April 1997 to July 1998, Mr. Mermel served as Vice President, Marketing of Metrix, Inc., a developer and marketer of customer service and product support software. From 1980 to April 1997, Mr. Mermel was a floor trading member of the Chicago Mercantile Exchange. Prior to that, he held several managerial positions with Xerox Computer Services, a developer and marketer of software systems for manufacturing companies. Mr. Mermel has a B.S. degree and an M.S. degree in Industrial Management from MIT.

          Director since: 1987

          Elliot Wassarman, 59, is an independent consultant to the high technology market. In 1998, Mr. Wassarman served as President, Chief Executive Officer, and a Director of Mitek Systems, Inc., a developer of neural networked intelligent-character-recognition and advanced forms processing software. From 1996 to 1997, he served as President, Chief Executive Officer, and a Director of Electric Classifieds, Inc. (k/n/a InstantObjects, Inc.), an internet e-commerce products and services startup. During 1996, Mr. Wassarman also served as President, Chief Operating Officer, and a Director of Teralinx Communications Corp. From 1990 to 1996, Mr. Wassarman served as President, Chief Executive Officer, and a Director of Promis Systems Corp., a software company. Mr. Wassarman has a B.A. degree from Suffolk University.

          Director since: 1999

          Wayne T. Wedell, 40, joined us in 1981 and has held positions of Account Manager, Senior Account Manager, Group Manager as well as Professional Services Manager, and was promoted to Vice President-Services in 1992. Mr. Wedell holds a B.A. degree in business administration from the University of Wisconsin-Milwaukee.

          Robert E. Weisenberg, 49, is President of Northwoods Software Development, Inc., a software development firm. From December 1989 to December 1997, Mr. Weisenberg was our Vice President - Operations and General Manager. Mr. Weisenberg also served as our Assistant Secretary from December 1993 until December 1997. Mr. Weisenberg has a B.A. degree from Stanford University and is a Certified Public Accountant.

          Director since: 1993

      Director Compensation


          Directors who are officers or employees of the company receive no compensation for service as members of either the Board of Directors or committees of the Board of Directors. In fiscal 1998, the non-employee directors received a cash retainer fee of $3,500. In addition, non-employee directors are entitled to receive grants of options to purchase the common stock under the 1993 Stock Option Plan (the "1993 Plan"). Under the 1993 Plan, each person who is first elected as a non-employee director automatically receives on the date of his or her election an option to purchase 2,030 shares of the common stock. On the day following the annual meeting of shareholders in each year, each non-employee director is also entitled to receive an option to purchase 1,500 shares of the common stock for serving on the Board of Directors and an option to purchase 1,000 shares of the common stock for each Board of Directors committee on which the director serves. Options granted to non-employee directors have a per share exercise price of 100% of the fair market value of a share of the common stock on the date of grant. Non-employee director options under the 1993 Plan vest as to 10% of the shares subject to the non-employee director's options on the first anniversary of the grant date, an additional 20% on the second anniversary of the grant date, an additional 30% on the third anniversary of the grant date, and the final 40% on the fourth anniversary of the grant date, except that if the non-employee director ceases to be a director by reason of death, disability or retirement during the period, or in the event of a change in control, the option will become immediately exercisable in full. Options granted to non-employee directors will terminate on the earlier of (a) ten years after the date of grant, (b) six months after the non-employee director ceases to be a director by reason of death, or (c) three months after the non-employee director ceases to be a director for any reason other than death. Under the terms of the 1993 Plan, Messrs. Adam and Mermel each received in fiscal 1998 an option to purchase 3,500 shares of, and Mr. Weisenberg received an option to purchase 1,500 shares of, the common stock at a per share exercise price of $3-7/16. No options were exercised by the non-employee directors during fiscal 1998.

          Mr. Wassarman, when he was first elected as a non-employee director effective February 1, 1999, received under the terms of the 1993 Plan an option to purchase 2,030 shares of the common stock at a per share exercise price of $1-7/16. In addition, on February 1, 1999, (a) Mr. Wassarman was granted an option to purchase 20,000 shares of common stock and (b) Messrs. Adam, Mermel and Weisenberg were each granted an option to purchase 10,000 shares of the common stock. All of these options were granted outside of the 1993 Plan and are exercisable at a price of $1-7/16 and have a ten-year term. These options vest and become exercisable (a) as to 30% of the shares of the common stock subject to these options immediately, (b) as to an additional 30% of the shares of the common stock subject to these options after one year has elapsed from the date of grant and (c) as to the remaining 40% of the shares of the common stock subject to these options after two years has elapsed from the date of grant.


      Board of Directors Committees

          The Board of Directors has standing Audit and Compensation Committees. The Audit Committee is responsible for recommending to the Board of Directors the appointment of independent auditors, approving the scope of the annual audit activities of the auditors, approving the audit fee payable to the auditors and reviewing audit results. Messrs. Adam, Dunham and Mermel are members of the Audit Committee. The Audit Committee held one meeting in fiscal 1998.

          The Compensation Committee (a) reviews and recommends to the Board of Directors the compensation structure for our directors, officers and other managerial personnel, including salary rates, participation in any incentive bonus plans, fringe benefits, non-cash perquisites and other forms of compensation, and (b) administers the 1993 Plan and the 1998 Employee Stock Purchase Plan. Messrs. Adam and Mermel are members of the Compensation Committee. The Compensation Committee held five meetings in fiscal 1998.


          The Board of Directors has no standing nominating committee. The Board of Directors selects the director nominees to stand for election at our annual meeting of shareholders and to fill vacancies occurring on the Board of Directors. The Board of Directors will consider nominees recommended by shareholders, but has no established procedures which shareholders must follow to make a recommendation. Our Bylaws also provide for shareholder nominations of candidates for election as directors. These provisions require nominations to be made pursuant to timely notice (as specified in the Bylaws) in writing to our Secretary. The shareholder's notice of nomination must contain information relating to the nominee which is required to be disclosed by our Bylaws and the Securities Exchange Act of 1934.

          The Board of Directors held ten meetings in fiscal 1998. Other than Mr. Adam, who missed one meeting of the Board of Directors, each director attended (a) all of the meetings of the Board of Directors and (b) all of the meetings held by all committees of the Board of Directors on which the director served during the year.


      Executive Compensation


          The following table sets forth information concerning compensation paid for the last three fiscal years to (a) our Chief Executive Officer and (b) each of our four most highly compensated executive officers who earned cash compensation in excess of $100,000 for the fiscal year ended November 30, 1998. The persons named in the table are sometimes referred to herein as the "Named Executive Officers."


                                     Summary Compensation Table
                                                                                    Long Term
                                                                                   Compensation
                                                                               ---------------------
                                                                                      Awards
                                                                               ---------------------
                                                                                    Securities
                                                                                    Underlying
                                                                                      Stock
            Name and                               Annual Compensation(1)          Options (#)             All Other Compensation(2)
            Principal                              ----------------------          -----------             -------------------------
            Position                 Year         Salary ($)      Bonus ($)
            --------                 ----         ----------      ---------

Michael D. Dunham                    1998              $185,819        $---               ---                  $---
President and Chief Executive        1997               185,586         ---               ---                   ---
Officer                              1996               175,148         ---               ---                   ---

Thomas M. Dykstra                    1998               176,439         ---               ---                   ---
Vice President, Secretary and        1997               176,308         ---               ---                   ---
Treasurer                            1996               164,739         ---               ---                   ---

Richard W. Grelck                    1998               171,087         ---            43,000                   ---
Chief Operating Officer              1997               122,191     125,000               ---                   ---
                                     1996               122,929      58,000               ---                   ---

Wayne T. Wedell                      1998               107,550      27,225             5,000                 3,273
Vice President Corporate             1997                71,520      35,500             4,500                   ---
Services                             1996                67,008       6,120            10,000                   ---

Jeffrey J. Fossum                    1998               104,544       5,000               ---                 3,160
Chief Financial Officer and          1997                95,460       5,000               ---                   ---
Assistant Treasurer                  1996                90,832         ---            10,000                   ---
----------

(1)  Some personal  benefits  provided by us and our  subsidiaries  to the Named
     Executive Officers are not included in the table. These benefits consisted of company-provided automobiles and reimbursement of some medical expenses.
     The aggregate amount of these benefits for each Named Executive Officer in each year reflected in the table did not exceed 10% of the sum of the officer's salary and bonus in each respective year.

(2)  Consists of matching contributions made by the company under its 401(k) plan.
      Stock Options


          We have in effect the 1993 Plan pursuant to which options to purchase common stock may be granted to our employees (including executive officers) and employees of our subsidiaries. The following table presents information as to grants of stock options made during fiscal 1998 to the Named Executive Officers. Messrs. Dunham, Dykstra and Fossum were not granted options in the 1998 fiscal year.


                                           Option Grants in 1998 Fiscal Year



                                                                                                          Potential
                                                                                                       Realizable Value
                                                                                                              at
                                                                                                        Assumed Annual
                                                                                                        Rates of Stock
                                                                                                            Price
                                          Individual Grants                                            Appreciation for
     ---------------------------------------------------------------------------------------------     Option Term (2)
                                    Number of      Percentage of                                      -----------------
                                   Securities      Total Options                                      At 5%     At 10%
                                   Underlying        Granted to       Exercise or                     Annual    Annual
                                    Options         Employees in      Base Price       Expiration     Growth    Growth
             Name                  Granted (1)      Fiscal Year        ($/share)          Date         Rate      Rate
             ----                  -----------    ---------------     -----------      ----------     -------   ------

Richard W. Grelck...........           43,000           11%             $1.4375         10/13/08      $38,872   $98,513
Wayne T. Wedell.............            5,000            1.3%           $1.4375         10/13/08      $4,520    $11,455
--------------------


(1) The options reflected in the table (which are non-qualified options for purposes of the Internal Revenue Code) were granted under the 1993 Plan and vest and become exercisable (a) as to 30% of the shares of common stock subject to these options immediately, (b) as to an additional 30% of the shares of common stock subject to these options after one year has elapsed from the date of grant and (c) as to the remaining 40% of the shares of common stock subject to these options after two years has elapsed from the date of grant.


(2) This presentation is intended to disclose a potential value which would accrue to the optionee if the option were exercised the day before it would expire and if the per share value had appreciated at the compounded annual rate indicated in each column. The assumed rates of appreciation of 5% and 10% are prescribed by the rules of the SEC regarding disclosure of executive compensation. The assumed annual rates of appreciation are not intended to forecast possible future appreciation, if any, with respect to the price of the common stock.


          The following table sets forth information regarding the exercise of stock options by Named Executive Officers during the 1998 fiscal year and the fiscal year-end value of unexercised options held by Named Executive Officers. Messrs. Dunham and Dykstra do not hold any stock options.

                                         Aggregated Option Exercises in Last Fiscal Year and
                                                    Fiscal Year-End Option Values

                                                                    Number of Securities
                                Shares           Value             Underlying Unexercised                 Value of Unexercised
                             Acquired on       Realized               Options at Fiscal                   In-the-Money Options
           Name              Exercise (#)       ($)(1)                  Year-End (#)                   at Fiscal Year-End ($)(1)
           ----              ------------       ------                  ------------                   -------------------------
                                                               Exercisable      Unexercisable       Exercisable       Unexercisable
                                                               -----------      -------------       -----------       -------------
Richard W. Grelck               ---             ---              202,704            30,100              ---                ---
Wayne T. Wedell                 3,500          $312.50           12,105             10,650              ---                ---
Jeffrey J. Fossum               ---             ---              12,265             4,000               ---                ---


---------------
(1)   The dollar values are calculated by determining the difference between the fair market value of the underlying common stock and the exercise price of the options at exercise or fiscal year-end, as the case may be.

      Employment Arrangements


          Each of Messrs. Dunham, Dykstra and Grelck has an Employment, Confidentiality, Non-Competition and Severance Agreement with us that provides that while he remains employed with us, subject to either party terminating the agreement, his base salary shall not be reduced (unless there is a corporate wide reduction applicable to all of our executives) and he shall continue to perform his duties. Pursuant to the agreements, each of Messrs. Dunham, Dykstra and Grelck continues to receive benefits equivalent to those he presently receives and he remains eligible for bonuses and stock options, as determined by the Compensation Committee. Each of Messrs. Dunham, Dykstra and Grelck will receive severance payments if, in connection with a change of control, he voluntarily terminates because we materially change his duties as President and Chief Executive Officer, Vice President, Secretary and Treasurer or Chief Operating Officer, respectively, subject to restrictions, or he is terminated without cause. Each of Messrs. Dunham, Dykstra and Grelck will receive severance payments for up to twelve months if he voluntarily terminates or is terminated prior to a change in control. Each of Messrs. Dunham, Dykstra and Grelck will receive severance payments for up to eighteen months if he voluntarily terminates or is terminated following a change in control related to the sale of our assets. Each of Messrs. Dunham, Dykstra and Grelck will receive severance payments for up to fifteen months if he voluntarily terminates or is terminated following a change in control related to the sale of outstanding shares of our voting stock. Upon separation, the agreements limit the ability of each of Messrs. Dunham, Dykstra and Grelck to solicit our employees. The ability of each of Messrs. Dunham, Dykstra and Grelck to compete against us is limited upon severance. As a severance payment, each of Messrs. Dunham, Dykstra and Grelck will receive his base salary, including continuation during the severance period of health, dental, group life and disability insurance, and will have use for six months of a company-supplied car, use of an executive outplacement service and some other benefits. In addition, upon severance all of the unvested options held by Messrs. Dunham, Dykstra and Grelck shall immediately vest.Mr. Wedell has an Employment and Separation Agreement with us that provides for his employment at the level of Vice President or higher through December 31, 2006, subject to earlier termination by either party and subject to future extension. Among other benefits, the agreement provides for an initial annual base salary of $90,000, subject to upward adjustment, and annual bonus opportunities. In addition, Mr. Wedell's agreement provides for a termination payment of up to 75% of his highest annual base salary in the event of his termination by the company, termination following a change in control involving us or upon his resignation following a change in control and a diminution in the level of his responsibilities with us. Mr. Wedell would also be entitled to insurance benefits and use of an automobile for up to twelve months following termination.

          Mr. Fossum has a Special Compensation and Separation Agreement with us. Pursuant to this agreement, Mr. Fossum, assuming he remains an employee, is entitled to receive a $25,000 bonus in the event we enter into a business combination prior to July 1, 1999. In addition, if Mr. Fossum is terminated within twenty-four months of the event described above, he will be entitled to receive his base salary and insurance benefits for up to twelve months, some tuition reimbursement, the acceleration of unvested options and use for twelve months of an automobile. For purposes of his agreement, Mr. Fossum will, in addition to an actual termination, be deemed to be terminated if his compensation or responsibilities are reduced or if he is asked to relocated outside of the Milwaukee, Wisconsin area.


      Related Party Transactions

          Michael D. Dunham, our President, Thomas M. Dykstra, our Vice President, Secretary and Treasurer, Robert E. Weisenberg, one of our directors, and Donald W. Vahlsing, who was one of our employees until his resignation on March 1, 1999, own all of the outstanding common stock of EMS Solutions, Inc. ("EMS Solutions"). EMS Solutions develops and sells computer software and related hardware to the food vending and food distribution industry. EMS Solutions employs 18 people, including a full-time Vice President and General Manager. Although Messrs. Dunham and Dykstra are shareholders and directors and Messrs. Weisenberg and Vahlsing are shareholders of EMS Solutions, they are not involved in the daily management of its operations.


          In September 1998, EMS Solutions paid in full debt outstanding to us, having a balance at the time of approximately $312,000. Prior to the repayment of the debt, EMS Solutions paid interest thereon at a rate equal to our cost of funds under our revolving line of credit. We continue to provide administrative services to EMS Solutions. Fees received for these services amounted to approximately $75,000 for the fiscal year ended November 30, 1998. We believe that the fees charged for these services are comparable to fees that would be charged to unaffiliated third parties.


                             PRINCIPAL SHAREHOLDERS

      Management

          The following table sets forth information, as of March 10, 1999, regarding beneficial ownership of the common stock by each director, each of the persons named in the Summary Compensation Table, and all of the directors and executive officers as a group. Except as otherwise noted, each of the persons listed has sole voting and investment power over the shares beneficially owned.

                                           Amount and Nature of        Percent
      Name of Beneficial Owner(1)        Beneficial Ownership(2)       of Class
      ------------------------           --------------------          --------
Helmut M. Adam......................              28,835                  *
Michael D. Dunham...................             640,300                 15.5%
Thomas M. Dykstra...................             575,000(3)              14.0%
Jeffrey J. Fossum.................                20,821                  *
Richard W. Grelck...................             229,204                  5.3%
Scott J. Mermel.....................              28,835                  *
Elliot Wassarman....................               6,000                  *
Wayne T. Wedell.....................              29,110                  *
Robert E. Weisenberg................             246,200                  6.0%
All directors and executive
  officers as a group
  (9 persons).......................           1,804,305(4)              40.9%
----------

* Less than one percent (1%).
(1) The address of each person who holds in excess of 5% of the common stock identified in this table is 12000 West Park Place, Milwaukee, Wisconsin 53224.
(2) Includes the following shares subject to stock options or warrants which were exercisable as of or within 60 days of March 1, 1999: Mr. Adam, 26,835; Mr. Dunham, 3,000 shares; Mr. Grelck, 202,704 shares; Mr. Mermel, 26,835 shares; Mr. Wassarman, 6,000 shares; Mr. Weisenberg, 3,000 shares; and all directors and executive officers as a group, 292,744 shares. Other than Mr. Dunham who holds warrants, all of the foregoing shares relate to outstanding options.
(3) Consists of (a) 165,000 shares held by the Dykstra Family Limited Partnership for which Mr. Dykstra acts as managing general partner and (b) 410,000 shares held by a family trust for which Mr. Dykstra serves as trustee.
(4) Assumes the exercise of all options and warrants held by the group which were exercisable as of or within 60 days of March 1, 1999.

      Other Beneficial Owners


          The following table sets forth information, as of December 31, 1998, regarding beneficial ownership by the only other persons known to us to own beneficially more than 5% of the outstanding common stock as of December 31, 1998. The beneficial ownership listed below has been reported on filings made by the beneficial owners on Schedule 13G with the Securities and Exchange Commission.


                                                                  Amount and Nature
Name and Address                                               of Beneficial Ownership
of Beneficial Owners                                     Voting Power               Investment Power
--------------------                                     ------------               ----------------                      Percent
                                                    Sole          Shared         Sole        Shared       Aggregate      of Class
                                                    ----          ------         ----        ------       ---------      --------
Heartland Advisors, Inc.(1)
790 North Milwaukee Street
Milwaukee, Wisconsin 53202                         378,200          0          826,200          0          826,200         20.1%

Donald W. Vahlsing
12000 West Park Place
Milwaukee, Wisconsin  53224                        229,900          0          229,900          0          229,900         5.6%
---------------
(1)  The filing made by Heartland Advisors, Inc. indicates that the common stock as to which it is deemed to be beneficial owner is held in various investment advisory accounts.


                          DESCRIPTION OF CAPITAL STOCK

      General

          Our authorized capital stock consists of twenty million (20,000,000) shares of the common stock and three million (3,000,000) shares of preferred stock.


          The common stock is entitled to dividends as may be declared from time to time by our Board of Directors in accordance with applicable law.

          Except as provided under Wisconsin law, and except for the voting rights of holders of Series B Preferred Stock, only the holders of the common stock are entitled to vote for the election of directors and on all other matters. Holders of the common stock are entitled to one vote for each share of the common stock held by them subject to section 180.1150 of the Wisconsin Statutes. (See "Statutory Provisions" below). Holders of the common stock do not have cumulative voting rights in connection with the election of directors, which means that holders of shares entitled to exercise more than 50% of the voting power represented at any meeting of shareholders have the power to elect all of the directors to be elected at a meeting.

          All shares of the common stock are entitled to participate equally in distributions in liquidation subject to any preferential right of holders of preferred stock. Except as the Board of Directors may in its discretion otherwise determine, holders of the common stock have no preemptive rights to subscribe for or to purchase shares of our capital stock. There are no conversion rights, sinking fund, or redemption provisions applicable to the common stock. Section 180.0622(2)(b) of the Wisconsin Statutes and judicial interpretations of this section provide that shareholders are personally liable for debts owing to employees of the company for services performed (not to exceed six months' service in any one case).

       Statutory Provisions

          Section 180.1150 of the Wisconsin Statutes provides that the voting power of shares held by any person or persons acting as a group that is greater than 20% of the voting power in the election of directors is limited to 10% of the full voting power of those shares. This restriction does not apply to shares acquired directly from us or in some other specified transactions or shares for which full voting power has been restored pursuant to a vote of shareholders.

          Sections 180.1140 to 180.1144 of the Wisconsin Statutes contain limitations and special voting provisions applicable to specified business combinations involving us and a significant shareholder, unless the Board of Directors approves the business combination or the shareholder's acquisition of shares before shares are acquired. Similarly, sections 180.1130 to 180.1133 of the Wisconsin Statutes contain special voting provisions applicable to some business combinations, unless specified minimum price and procedural requirements are met.

          Following commencement of a takeover offer, section 180.1134 of the Wisconsin Statutes imposes special voting requirements on some share repurchases effected at a premium to the market and on some asset sales by us, unless, as it relates to the potential sale of assets, the corporation has at least three independent directors and a majority of the independent directors vote not to have the provision apply to the corporation.


          The foregoing provisions of the Wisconsin Statutes could have the effect of delaying, deterring, or preventing a change in control.

      Restated Articles of Incorporation

          Under our Restated Articles of Incorporation (the "Restated Articles of Incorporation") and Bylaws, the Board of Directors is comprised of six members, who are divided into three classes, each class serving a three year term. The Restated Articles of Incorporation provide that any vacancies on the Board of Directors are filled only by the affirmative vote of a majority of the directors in office, even if less than a quorum. Any director so elected will serve until the term for the class to which he or she is elected expires, and until his or her successor is duly elected and qualified.

          The Restated Articles of Incorporation provide that any director may be removed from office with or without cause, but only by the affirmative vote of at least sixty-six and two-thirds percent of the voting power of the then outstanding shares entitled to vote in the election of directors.

          The provisions of the Restated Articles of Incorporation summarized above could have the effect of delaying, deterring, or preventing a change in control.

      Preferred Stock


          We have the authority to issue, in one or more series, up to 3,000,000 shares of preferred stock. The preferred stock is issuable in series, each of which may vary as determined by the Board of Directors as to the designation and minimum number of shares of each series, the voting power of the holders of the preferred stock, the dividend rate, redemption terms and prices, voluntary and involuntary liquidation preferences, conversion rights and sinking fund requirements, if any. As of the date of this prospectus, the only shares of preferred stock issued and outstanding are the shares of Series B Preferred Stock.


      Series B Preferred Stock


          General. The Series B Preferred Stock has been authorized as a series consisting of a maximum of five thousand (5,000) shares of which 1,875.37 shares are issued and outstanding.

          Dividends. Holders of the Series B Preferred Stock are entitled to receive cumulative preferential dividends payable quarterly in cash on January 2, April 1, July 1 and October 1 of each year at the rate of eight (8%) percent per annum. Commencing with the quarterly period beginning January 2, 2002, the annual dividend rate will increase each quarterly period beginning January 2, 2002, the annual dividend rate will increase each quarterly period by two (2%) percent up to a maximum dividend of eighteen (18%) percent per annum (e.g., the annual dividend rate for the quarterly period commencing January 2, 2002 will be ten (10%) percent per annum and the annual dividend rate for the quarterly period commencing April 1, 2002 will be twelve (12%) per annum). In the event we cannot, as determined by the Board of Directors in its sole discretion, pay dividends in cash on a dividend payment date, we will pay dividends in shares of the Series B Preferred Stock valued at eighty (80%) percent of the lesser of :
(a) $1,000 and (b) the Conversion Price (as defined in the Restated Articles of Incorporation).

          Voting Rights. The holders of the Series B Preferred Stock shall be entitled to vote, on all matters in which holders of the common stock are entitled to vote, voting together with the common stock. The holders of the Series B Preferred Stock shall have the number of votes that they would have assuming conversion of the Series B Preferred Stock into the common stock as of the record date for the meeting of shareholders, with fractional shares being disregarded. The holders of the Series B Preferred Stock shall be entitled to receive all communications sent by us to the holders of the common stock. The holders of the Series B Preferred Stock are entitled to vote together as a class on the issuance of any class of equity securities which ranks equal or senior to the Series B Preferred Stock, and on any change or repeal of any of the express terms of the Series B Preferred Stock. When voting as a separate class, the affirmative vote of not less than a majority of the outstanding shares of the Series B Preferred Stock shall be required for approval .


          Liquidation. On any liquidation, dissolution, or winding up, after payment of all our creditors, the holders of the Series B Preferred Stock will have the right to receive out of our remaining assets, before the holders of any other equity interest are entitled to receive anything, the sum of one thousand dollars ($1,000) per share, plus any accrued and unpaid dividends.


          Voluntary Conversion. Each share of the Series B Preferred Stock is convertible, at the option of the holder, into shares of the common stock at any time prior to the effective date of a forced conversion or redemption at a conversion price of $2.00 (the "Conversion Price"), subject to adjustment. We will not issue fractional shares of the common stock upon conversion of the Series B Preferred Stock, but will pay a cash adjustment for any fraction.


          Forced Conversion. We have the right to force conversion of the Series B Preferred Stock into shares of the common stock at any time after issuance of the Series B Preferred Stock, provided:


          - that on the Forced Conversion Notice Date and on the Forced Conversion Date (each as defined in the Restated Articles of Incorporation) the common stock issuable upon conversion of the Series B Preferred Stock has been registered pursuant to the Securities Act of 1933 and the registration is then currently effective; and

          - the average of the closing bid price of the common stock as listed on the NASDAQ, the New York Stock Exchange, the American Stock Exchange or wherever the common stock then trades, is at least one hundred seventy-five (175%) percent of the Conversion Price for twenty (20) trading days within any thirty (30) consecutive trading day period ending no more than ten (10) days prior to the Forced Conversion Notice Date.

          Any notice of forced conversion must be given to all holders no less than thirty (30) nor more than forty-five (45) days prior to the Forced Conversion Date. On the Forced Conversion Date, we will pay to all registered holders of the Series B Preferred Stock all accrued and unpaid dividends through and including the Forced Conversion Date. In the event that the Board of Directors approves a transaction in which the holders of common stock would be paid a per share price equal to or in excess of one hundred seventy-five (175%) percent of the Conversion Price (the "Sale Event") and on the Forced Conversion Notice Date and on the Forced Conversion Date the condition explained above has been satisfied, we can require all holders of the Series B Preferred Stock to convert their shares of the Series B Preferred Stock into shares of the common stock immediately prior to the closing of the Sale Event.

          Notwithstanding anything to the contrary, holders of the Series B Preferred Stock shall not have the right to vote together with the holders of the common stock or as a separate class on whether to approve the Sale Event (although a holder of the Series B Preferred Stock that converts the Series B Preferred Stock into the common stock prior to the record date for the shareholders' meeting to vote on the Sale Event wold be entitled to vote shares of the common stock) during the one hundred fifty (150) day period following the Forced Conversion Notice Date. In the event that the foregoing does not eliminate the voting rights of the Series B Preferred Stock with respect to a Sale Event, then the holders of Series B Preferred Stock shall be deemed to have granted to the President and Secretary of the company (and each of them individually) an irrevocable proxy for the one hundred fifty (150) day period to vote the Series B Preferred Stock for the approval of the Sale Event. In the event that the Sale Event would result in the holders of the Series B Preferred Stock receiving securities, it is a condition to our right to force conversion resulting from a Sales Event that the securities to be received by the holders of the Series B Preferred Stock are registered under the Securities Act of 1933 and are freely transferable.

          Adjustment to Conversion Price. The shares of the Series B Preferred Stock provide for adjustment to the Conversion Price upon:

          - any subdivision or reverse split of the outstanding shares of the common stock into a greater or lesser number of shares of the common stock;

          - any declaration of a dividend or other distribution by us upon the common stock payable in shares of the common stock; or

          -         any  capital   reorganization  or  reclassification  of  our
                    capital stock.

          If we, through either a private placement or a public offering (but other than pursuant to options granted under our directors' and employee stock option and stock purchase plans or shares or options issued in an acquisition or shares issuable pursuant to the exercise of the warrants) issue shares of the common stock, or options to purchase the common stock or rights to subscribe for the common stock or securities convertible into or exchangeable for the common stock at a price (the price, if other than cash, as determined by our Board of Directors) less than the then market price on the date of sale, the Conversion Price then in effect shall automatically be reduced by multiplying the then Conversion Price by a fraction, the numerator of which shall be the number of shares of the common stock outstanding immediately prior to the issuance, sale or distribution plus the number of shares of the common stock which the aggregate consideration received or to be received by us for the issuance, sale or distribution would purchase at the market price per share, and the denominator of which shall be the number of shares of the common stock outstanding immediately after giving effect to the issuance, sale or distribution. We will not issue fractional shares of the common stock upon conversion of the Series B Preferred Stock, but will pay a cash adjustment for any fraction.


          There will be no adjustment in the event that we pay a dividend in cash to holders of common stock; provided, however, that we will give the holders of the Series B Preferred Stock written notice at least thirty (30) days prior to the record date for the cash dividend, that we intend to declare a cash dividend.

          Redemption. Commencing three (3) years after October 30, 1998, we may redeem all of the outstanding Series B Preferred Stock at any time at a redemption price of one thousand dollars ($1,000) per share, plus all accrued and unpaid dividends, if any, to the date fixed for redemption. Notice of redemption shall be on not less than thirty (30) nor more than forty-five (45) days' notice prior to the date fixed for redemption.


          Change in Control. When an Event (as defined in the Restated Articles of Incorporation) occurs, each holder of shares of the Series B Preferred Stock shall have the option to:

          - convert the Series B Preferred Stock into shares of the common stock immediately prior to the Event at a price equal to the lesser of (a) the Conversion Price or (b) the price per share of the common stock in the Event; provided, however, that the Conversion Price shall not be reduced by more than thirty (30%) percent; or

          - retain ownership of the Series B Preferred Stock, in which event appropriate provisions shall be made so that the Series B Preferred Stock will become convertible at the holder's option into shares of common stock of the surviving or acquiring entity.

          Restrictions on Transfer. The Series B Preferred Stock has not been registered under the Securities Act of 1933 or any state securities laws. Consequently, the shares of the Series B Preferred Stock may not be offered, sold or resold unless they are (a) registered or (b) exempt from the registration requirements of the Securities Act of 1933 and all applicable state securities laws. We have agreed to register the common stock issuable upon conversion of the Series B Preferred Stock and upon exercise of the warrants.


      Warrants


          In connection with the issuance of the Series B Preferred Stock, we issued the warrants to purchase in the aggregate 54,714 shares of the common stock. The warrants are immediately exercisable at a price of $3.60 per share, and expire on October 31, 2003. The exercise price is subject to adjustment pursuant to anti-dilution provisions in the event we take specified actions, like, but not limited to, a stock dividend or reclassification of the common stock.


      Public Warrants

          In connection with the acquisition of all the common stock of Intercim Corporation, we issued the Public Warrants. The Public Warrants have a ten-year term and an exercise price of $6.75.

      Registration Rights


          We have entered into a Purchase Agreement pursuant to which we agreed to:

          - use our reasonable best efforts to file a registration statement for a shelf offering within forty-five (45) days after October 30, 1998 (the "Shelf Registration");

          -         use  our   reasonable   best  efforts  to  cause  the  Shelf
                    Registration to be declared effective within one hundred eighty (180) days of October 30, 1998; and

          - to keep the Shelf Registration continuously effective, supplemented and amended until the disposition of all registerable securities under the Shelf Registration or as otherwise provided in the Purchase Agreement. This prospectus has been filed as part of the required Shelf Registration.

          If we propose to file a registration statement for our own account (other than a registration statement on Form S-4 or S-8 (or any successor form )), then we will offer the selling shareholders the opportunity to register the number of registerable securities as each holder may request (a "Piggyback Registration"). If we are advised by an underwriter that the amount of the shares to be registered in the Piggyback Registration would adversely affect the marketability of the shares to be offered, then we will be able to minimize the adverse effect by reducing pro rata (based on the number of registerable securities requested to be included) the number of shares to be registered. Shareholders participating in a Piggyback Registration may withdraw any or all of their registerable securities from the registration by giving notice to us prior to the effectiveness of the relevant registration statement.


          The Purchase Agreement also sets forth the procedures which are to be followed in effecting any registration required under the Purchase Agreement. We will bear all of the expenses relating to our compliance with the above-referenced agreements, including all registration and filing fees, fees and expenses of our own counsel and accountants, and all delivery, printing and copying expenses. However, participating selling shareholders shall pay all underwriting discounts, commissions and transfer taxes as well as their own counsel fees.


          We will indemnify each holder of registerable securities, each affiliate of a holder, each person who controls (within the meaning of the Securities Act of 1933) a holder, and their respective officers, directors, employees, shareholders, investment advisor and agents against all losses, claims, damages, liabilities and expenses (collectively, the "Losses") caused by, resulting from or relating to any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment to the above or supplement to the above, or caused by any omission or alleged omission of material fact required to be stated therein or a fact necessary to make the statements therein not misleading, except where the misstatement or omission was caused by information provided to us by the holder or where the holder failed to deliver materials furnished to it by us.

          Each holder of registerable securities participating in an offering agrees to indemnify and hold harmless the company, and its directors, officers, employees, advisors, agents and each person who controls (within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934) us for any material misstatement or omission in the offering materials that was caused by information provided by the holder to us; provided, however, that the liability of any holder will be limited to the amount of the net proceeds received by the holder in the offering giving rise to the liability.


                              PLAN OF DISTRIBUTION


          The selling shareholders may, from time to time, sell all or a portion of their shares on the OTC Bulletin Board (or any exchange on which the common stock may from time to time be trading), in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.

          We will receive no proceeds from this offering. The common stock may be sold from time to time to purchasers directly by any of the selling shareholders. Alternatively, any of the selling shareholders may from time to time, offer the common stock through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of the common stock for whom they may act at agent. The selling shareholders and any underwriters, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of the common stock by them and any discounts, commissions or concessions received by any underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. If we are advised that an underwriter has been engaged with respect to the sale of any the common stock offered under this registration statement, or in the event of any other material change in the plan of distribution, we will cause appropriate amendments to the registration statement of which this prospectus forms a part to be filed with the SEC reflecting the engagement or other change.

          At the time a particular offer of the common stock is made, to the extent required, a prospectus supplement will be provided by us and distributed by the relevant selling shareholder which will describe the aggregate amount of the common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commission and other items constituting compensation from the selling shareholders and any discount, commissions or concessions allowed or reallowed or paid to dealers.

          The common stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The prices will be determined by the selling shareholders or by agreement between the selling shareholders and underwriters or dealers.

          Under applicable rules and regulations under the Securities Exchange Act of 1934 any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to this common stock for a period of nine business days prior to the commencement of the distribution and ending upon the completion of the distribution. In addition to and without limiting the foregoing, each selling shareholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of any of the common stock by the selling shareholders. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.


          Pursuant to the Purchase Agreement, we are obligated to pay substantially all of the expenses incident to the registration and offering of the common stock of the selling shareholders to the public other than commissions and discounts of underwriters, dealers or agents. The selling shareholder or shareholders bear all selling and other expenses.


          We have agreed to indemnify in some circumstances the selling shareholders against some liabilities, including liabilities under the Securities Act of 1933. The selling shareholders have agreed to indemnify us in some circumstances against some liabilities, including liabilities under the Securities Act of 1933.


                                     EXPERTS


          Our consolidated financial statements, as of November 30, 1998 and 1997, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as indicated in their report appearing elsewhere herein, and are included in reliance upon this report given upon the authority of Ernst & Young LLP as experts in accounting and auditing.


                                  LEGAL MATTERS


          Some legal matters in connection with the sale of the shares of the common stock offered under this registration statement will be passed upon for us by Foley & Lardner, Milwaukee, Wisconsin.

                       Effective Management Systems, Inc.

                        Consolidated Financial Statements


Years ended November 30, 1998, 1997 and 1996

Report of Ernst & Young LLP, Independent Auditors..................F-2

Consolidated Financial Statements
Balance Sheets.....................................................F-3
Statements of Operations...........................................F-5
Statements of Stockholders' Equity.................................F-6
Statements of Cash Flows...........................................F-8
Notes to Consolidated Financial Statements.........................F-10

Financial Statement Schedule
Report of Ernst & Young LLP, Independent Auditors .................F-22
Schedule II: Valuation and Qualifying Accounts ....................F-23

Unaudited interim financial statements for quarter ended February 28, 1999

Consolidated Financial Statements
Balance Sheets.....................................................F-24
Statements of Operations...........................................F-26
Statements of Cash Flows...........................................F-27
Notes to Consolidated Financial Statements.........................F-29

                Report of Ernst & Young LLP, Independent Auditors

The Board of Directors and Stockholders
Effective Management Systems, Inc.

We have audited the accompanying consolidated balance sheets of Effective Management Systems, Inc. (the Company) and subsidiaries as of November 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended November 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and subsidiaries at November 30, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended November 30, 1998, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As more fully described in Note 4, the Company has incurred recurring losses and has a working capital deficiency. In addition, the Company does not expect to be in compliance with certain covenants of the loan agreement with its lender during fiscal 1999, thereby requiring that waivers will need to be obtained from the lender in order for the debt not to be considered in default. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Ernst & Young

Milwaukee, Wisconsin
January 18, 1999

                       Effective Management Systems, Inc.

                           Consolidated Balance Sheets
                             (Dollars in Thousands)


                                                                 November 30
                                                                1998      1997
                                                           ---------------------
Assets
Current assets (Note 8):
   Cash and cash equivalents                                   $    21   $    14
   Accounts receivable:
     Trade, less allowance for doubtful
       accounts of
       $506--1998; $462--1997                                   12,871    12,370
     Related parties                                               426       604
                                                               -----------------
                                                                13,297    12,974




   Refundable income taxes                                        --         312
   Inventories                                                     275       280
   Prepaid expenses and other current assets                       225       146
                                                               -----------------
Total current assets                                            13,818    13,726





Software development costs, net                                  4,373     7,717
Investments in and advances to
  unconsolidated joint ventures                                    291       182
Equipment and leasehold improvements, net (Note 5)               3,202     3,917
Intangible assets, net (Note 6)                                  2,129     2,444
Other assets                                                       347       811
                                                               =================
Total assets                                                   $24,160   $28,797
                                                               =================

                                                            November 30
                                                        1998          1997
                                                     ---------------------------
Liabilities and stockholders' equity
Current liabilities:
   Accounts payable                                   $  3,662    $  2,272
   Accrued liabilities                                   2,937       2,773
   Deferred revenue                                      6,522       5,887
   Customer deposits                                       113          63
   Current portion of long-term debt
    and capital lease obligations
    (Note 8)                                             6,194         946
                                                       -------------------
Total current liabilities                               19,428      11,941

Deferred revenue and other long-term liabilities           858         317
Long-term capital lease obligations (Note 8)               242       3,966

Commitments and contingencies (Note 8)

Stockholders' equity:
   Preferred stock, Series B, $.01 par value;
     authorized 3,000,000 shares; 1,785
     issued and outstanding at November 30, 1998
                                                         1,411        --
   Common stock, $. 01 par value; authorized
     20,000,000 shares; issued 4,106,377 and
     4,067,310 shares; outstanding 4,093,752
     and 4,054,685 shares                                   41          41
   Common stock warrants                                   144           4
   Additional paid-in capital                           11,426      11,328
   Retained earnings (accumulated deficit)              (9,330)      1,260
   Cost of common stock in treasury (12,625 shares)        (60)        (60)
                                                       -------------------
                                                         3,632      12,573
                                                       -------------------
Total liabilities and stockholders' equity            $ 24,160    $ 28,797
                                                       ===================

See accompanying notes.

                       Effective Management Systems, Inc.

                      Consolidated Statements of Operations
                    (In Thousands, except per share amounts)

                                                                         Year ended November 30
                                                                   1998           1997           1996
                                                              ----------------------------------------------
Net revenues:
   Software license fees                                        $   20,553        $21,752        $19,094
   Services                                                         16,846         16,781         15,412
   Hardware                                                          1,745          4,112          6,751
                                                              ----------------------------------------------
                                                                    39,144         42,645         41,257
Costs of products and services:
   Cost of third-party software license fees                         4,717          3,065          2,484
   Software development amortization                                 2,243          2,535          1,591
   Cost of services                                                 14,430         14,000         12,109
   Cost of hardware                                                  1,386          3,260          4,979
                                                              ----------------------------------------------
                                                                    22,776         22,860         21,163

Selling and marketing expenses                                      13,280         15,957         14,060
General and administrative expenses                                  3,451          3,838          3,416
Software development expenses                                        2,804          2,391          2,235
Restructuring and other charges                                      6,836              -              -
                                                              ----------------------------------------------
                                                                    49,147         45,046         40,874
                                                              ----------------------------------------------
Income (loss) from operations                                      (10,003)        (2,401)           383

Other income (expense):
   Equity in earnings (losses) of unconsolidated joint
     ventures                                                          109            (25)            25
   Interest income                                                      51             47             89
   Interest expense                                                   (714)          (399)          (145)
   Other                                                               (33)             -            (87)
                                                              ----------------------------------------------
                                                                      (587)          (377)          (118)
                                                              ----------------------------------------------
Income (loss) before income taxes                                  (10,590)        (2,778)           265
Income tax benefit (expense)                                             -            618           (112)
                                                              ----------------------------------------------
Net income (loss)                                               $  (10,590)     $  (2,160)    $      153
                                                              ==============================================

Net income (loss) per common share -
   Basic and diluted                                            $    (2.59)     $    (.53)    $       .04
                                                              ==============================================

See accompanying notes.

                      Effective Management Systems, Inc.

                 Consolidated Statements of Stockholders' Equity
                             (Dollars in Thousands)

                                           Preferred Stock                Common Stock            Common
                                    ------------------------------------------------------------   Stock
                                         Shares         Amount        Shares         Amount      Warrants
                                    -------------------------------------------------------------------------

Balance, November 30, 1995                   -       $       -        3,922,281        $39          $   3
   Issuance of common stock:
     Acquisitions                            -               -           24,000          -              -
     Stock options                           -               -           35,000          1              -
     Employee stock purchase plan            -               -           29,718          -              -
     Warrants                                -               -               19          -              -
   Issuance of additional common
     stock and warrants to
     complete Intercim
     transaction                             -               -                -          1              1
   Purchase of shares from
     dissenting former Intercim
     shareholder                             -               -                -          -              -
   Net income                                -               -                -          -              -
                                    -------------------------------------------------------------------------
Balance, November 30, 1996                   -               -        4,011,018         41              4
   Issuance of common stock:
     Stock options                           -               -           39,500          -              -
     Employee stock purchase plan            -               -           26,792          -              -
   Purchase of common stock for
     treasury                                -               -          (10,000)         -              -
   Net loss                                  -               -                -          -              -
                                    -------------------------------------------------------------------------
Balance, November 30, 1997                   -               -        4,067,310         41              4
   Issuance of common stock:
     Stock options                           -               -           14,000          -              -
     Employee stock purchase plan            -               -           25,067          -              -
   Issuance of preferred stock
     and warrants                        1,785           1,411                -          -            140
   Net loss                                  -               -                -          -              -
                                    -------------------------------------------------------------------------
Balance, November 30, 1998               1,785          $1,411        4,106,377        $41           $144
                                    =========================================================================


     Common
   Stock and                     Retained
    Warrants                     Earnings
     to be        Paid-In      (Accumulated       Treasury
     Issued       Capital        Deficit)           Stock         Total
----------------------------------------------------------------------------

   $ 211           $10,662       $   3,267         $  (5)        $ 14,177

       -               132               -             -              132
       -                60               -             -               61

       -               113               -             -              113
       -                 -               -             -                -



    (172)              170               -             -                -


     (39)                -               -             -              (39)
       -                 -             153             -              153
----------------------------------------------------------------------------
       -            11,137           3,420            (5)          14,597

       -                68               -             -               68

       -               123               -             -              123

       -                 -               -           (55)             (55)
       -                 -          (2,160)            -           (2,160)
----------------------------------------------------------------------------
       -            11,328           1,260           (60)          12,573

       -                32               -             -               32

       -                66               -             -               66

       -                 -               -             -            1,551
       -                 -         (10,590)            -          (10,590)
----------------------------------------------------------------------------
 $     -           $11,426       $  (9,330)         $(60)       $   3,632
============================================================================

See accompanying notes.

                       Effective Management Systems, Inc.

                      Consolidated Statements of Cash Flows
                             (Dollars in Thousands)
                                                                            Year ended November 30
                                                                        1998         1997          1996
                                                                    ----------------------------------------
Operating activities
Net income (loss)                                                     $(10,590)    $(2,160)      $    153
Adjustments to reconcile net income (loss) to
   net cash provided by
   operating activities:
     Depreciation                                                        1,315       1,234          1,037
     Amortization, other                                                   315         246            189
     Amortization of capitalized computer
       software development
       costs                                                             2,243       2,535          1,591
     Restructuring charge                                                6,042           -              -
     Equity in losses (earnings) of joint ventures                        (109)         25            (25)
     (Gain) loss on disposal of equipment and leasehold
       improvements                                                          3           -            (24)
     Deferred income taxes                                                   -        (385)           202
     Changes in operating assets and liabilities:
       Accounts receivable                                              (1,161)     (1,135)        (1,770)
       Inventories and other current assets                                228         100            341
       Accounts payable and other liabilities                            2,125       1,273          1,212
                                                                    ----------------------------------------
Total adjustments                                                       11,001       3,893          2,753
                                                                    ----------------------------------------
Net cash provided by operating activities                                  411       1,733          2,906

Investing activities
Acquisition of Darwin Data Systems, net
      of cash received of $19                                                -           -            (51)
Additions to equipment and leasehold improvements                         (170)     (1,177)        (1,424)
Purchases of available-for-sale securities                                   -           -           (495)
Proceeds from sales of available-for-sale securities                         -         505          1,247
Proceeds from sale of equipment and leasehold
      improvements                                                           1           7             68
Increase in cash surrender value of life insurance                         (25)        (25)           (25)
Software development costs capitalized                                  (3,396)     (4,471)        (3,372)
Other assets                                                               489        (202)          (111)
                                                                    ----------------------------------------
Net cash used in investing activities                                   (3,101)     (5,363)        (4,163)


                                      F-8

                       Effective Management Systems, Inc.

                Consolidated Statements of Cash Flows (continued)
                             (Dollars in Thousands)

                                                                                Year ended November 30
                                                                            1998         1997         1996
                                                                        ---------------------------------------


Financing activities
Proceeds from issuance of stock to employees                             $     98      $   191      $   174
Proceeds from issuance of preferred stock and warrants                      1,551            -            -
Proceeds from increase in debt                                              1,291        2,797        1,864
Payments on long-term debt and capital lease obligations                     (243)        (155)        (250)
Purchase of common stock for treasury                                           -          (55)           -
                                                                        ---------------------------------------
Net cash provided by financing activities                                   2,697        2,778        1,788
                                                                        ---------------------------------------
Net increase (decrease) in cash                                                 7         (852)         531
Cash:
   Beginning of year                                                           14          866          335
                                                                        ---------------------------------------
   End of year                                                           $     21     $     14     $    866
                                                                        =======================================

Supplemental cash flow information:
   Interest paid                                                         $    653     $    399     $    133

   Income taxes refunded, net of amounts paid                                   -         (172)        (464)
   Noncash transactions:
     Equipment recorded under capital lease obligations                       476           20          371
     Issuance of common stock and warrants for acquisitions
                                                                                -            -          132




See accompanying notes

1. Basis of Presentation and Significant Accounting Policies

Consolidation

The accompanying consolidated financial statements include the accounts of Effective Management Systems, Inc. (the Company) and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Business and Concentration of Credit Risk

The Company develops, sells and services computer software and related hardware throughout the United States and certain foreign countries that meet the Company's credit policies. The Company performs periodic credit evaluations of its customers' financial condition and generally follows a policy to obtain deposits for sales to new customers.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized in accordance with the provisions of AICPA Statement of Position (SOP) 91-1, "Software Revenue Recognition," as follows:

Software and Hardware Sales

Revenue is recognized when the product is delivered.

Professional Fees and Services

Revenue is recognized as time and material costs are incurred.

Software Support Fees

Revenue is recognized ratably over the terms of the nonrefundable support contract.

Annual Upgrade Fees

Revenue is recognized ratably over the nonrefundable annual upgrade contract period.

In October 1997, the AICPA issued SOP 97-2, "Software Revenue Recognition," which changes the requirements for revenue recognition and supersedes SOP 91-1 effective for transactions that the Company will enter into beginning December 1, 1998. The Company intends to review the provisions of its software license contracts and make the changes necessary to have revenue recognition policies meet the standards of the new SOP.

Inventory Valuation

Inventories are carried at the lower of cost or market with cost determined on a first-in, first-out (FIFO) basis.

Software Development Costs

In accordance with generally accepted accounting principles, the Company capitalizes internal costs in developing software products upon determination that technological feasibility has been established for the product, whereas costs incurred prior to the establishment of technological feasibility are charged to product development expense. When the product is available for general release to customers, capitalization ceases and such costs are amortized on a product-by-product basis based on current and future revenue with an annual minimum equal to the straight-line amortization over the remaining estimated economic useful life of the product.

Capitalized software development costs, stated at the lower of cost or net realizable value, were $4,373 and $7,717 at November 30, 1998 and 1997, respectively, which is net of accumulated amortization of $2,918 and $7,877, respectively.

Software Developed or Obtained for Internal Use

In March 1998, the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which is effective for fiscal years beginning after December 15, 1998. Under SOP 98-1, companies are required to capitalize certain qualified costs incurred to develop or obtain software for internal use. The Company has adopted this SOP in 1998 and the impact was not material.

Investment in Unconsolidated Joint Ventures

Investments in unconsolidated joint ventures are accounted for on the equity method wherein the Company's share of the joint ventures' net earnings or losses is recorded as an adjustment to the investment.

Equipment and Leasehold Improvements

Equipment and leasehold improvements are recorded at cost and are depreciated using the straight-line method for financial reporting purposes. The estimated useful lives used to calculate depreciation are as follows:

                                                          Years

                 Leasehold improvements                       5
                 Furniture and fixtures                      10
                 Equipment                                    5

Assets under capital leases are amortized on a straight-line basis over their useful lives.

Intangible Assets

Intangible assets are amortized using the straight-line method for financial reporting purposes over the following estimated lives:

                                                            Years

                 Customer list                                15
                 Goodwill                                   12 - 20
                 Other intangibles                           6 - 40

Income Taxes

Deferred income taxes are provided for temporary differences between financial reporting and income tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Net Income (Loss) Per Common Share

The following table sets forth the computation of basic and diluted earnings per share.

                                           Year ended December 31
                                   1998             1997             1996
                               -------------------------------------------------

Denominator for basic and
  dilutive income (loss)
  per share - weighted
  average common shares              4,090            4,048            3,965
                               =================================================

For all years presented, basic and diluted are the same because common stock equivalents are anti-dilutive.

Fair Value of Financial Instruments

The Company's financial instruments consist primarily of cash, trade receivables, related-party receivables, trade payables and debt instruments. The book values of cash, trade receivables, related-party receivables and trade payables are considered to be representative of their respective fair values. None of the Company's debt instruments that are outstanding as of November 30, 1998, have readily ascertainable market values; however, the carrying values are considered to approximate their respective fair values. See Note 8 for the terms and carrying values of the Company's various debt instruments.

Stock Compensation

As is permitted under Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," the Company accounts for employee stock compensation (e.g., stock options) in accordance with APB Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." Under APB 25, the total compensation expense recognized is equal to the difference between the award's exercise price and the underlying stock's market price (referred to as "intrinsic value") at the measurement date, which is the first date that both the exercise price and number of shares to be issued is known. See Note 10.

New Pronouncements

The Company will be required to adopt SFAS No. 130, "Reporting Comprehensive Income," effective December 1, 1998. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company does not have any items that would create a difference between net income (loss) and comprehensive income (loss).

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," is effective December 1, 1998. This Statement changes the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about reportable segments in interim financial reports issued to shareholders. Management has not completed its review of SFAS No. 131, but does not anticipate that the adoption of this Statement will have a significant effect on the Company's reported segments.

In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. Because the Company has not previously used derivatives, management does not anticipate that the adoption of the new statement will have a significant effect on results of operations or the financial position of the Company.

2. Acquisition

Effective April 15, 1996, the Company completed the purchase of the remaining 75% of Darwin Data Systems (Darwin). Consideration for this acquisition was $303, consisting of $101 in notes payable, 24,000 shares of the Company's common stock valued at $132 and $70 of acquisition costs. The acquisition has been accounted for under the purchase method of accounting. Accordingly, the assets and liabilities have been adjusted to their estimated fair values. The excess of cost over the net assets acquired has been allocated to goodwill. The results of operations for Darwin have been included in the Company's consolidated financial statements from the date of acquisition. Pro forma results have not been presented because the impact was not significant.

3. Restructuring and Other Charges

In the second quarter of 1998, the Company incurred a restructuring charge aggregating $6,836 related to entering into a distribution arrangement with the Baan Company and cost reductions aimed at improving the Company's financial performance. The components of the restructuring charge are described below.

The restructuring charge includes $553 relating to the closing of operations in the West and Southwest regions of the United States and $1,213 for the exit costs and software write-off related to international operations. The Company established a relationship with former employees who purchased 80% of EMS Asia Pacific, Inc., a former wholly owned subsidiary of the Company, to handle future Asian international operations. The Company is a 20% partner in the venture, but has no ongoing responsibilities to fund any future operations. EMS-Asia Pacific, Inc. is responsible for future support, translation efforts and other activities supporting the Asian marketplace. In return for these efforts, the Company transferred all accounts receivable, fixed assets and cash to EMS-Asia Pacific, Inc.

In addition, the charge includes $2,656 for both the write-off of capitalized software pertaining to the large company market, which software the Company now obtains through its relationship with Baan, and the write-off of other software whose future value was impaired by restructuring actions. The charge also reflects costs of $1,841 associated with the write-off of capitalized software, the future value of which was impaired by restructuring actions and management's assumptions regarding future technological changes. Fair value was based on the estimated future cash flows of the software.

As part of the restructuring, the Company also reduced certain of its operating expenses primarily in development, marketing and administration though the termination of employees and other operating expense reductions resulting in a charge of $573.

Approximately $6,042 of the total charge did not result in future cash expenditures and all material restructuring actions were completed by the end of the third quarter of 1998:

       Restructuring accrual at May 30, 1998                       $ 651
       Less payments                                                (639)
                                                              --------------
       Restructuring accrual at November 30, 1998                 $   12
                                                              ==============

4. Liquidity and Management's Plans

The Company has experienced significant losses in 1997 and 1998. As of November 30, 1998, current liabilities exceeded current assets by $5,610, principally due to classifying amounts due under the Company's debt agreement as current liabilities due to covenant violations expected in 1999. In addition, the Company has limited unused availability on its existing credit lines. If operating results do not improve and/or alternative sources of financing are not obtained, the Company will have difficulties meeting its working capital needs, including payment of its bank obligations.

In April 1998, management approved a major restructuring plan and recorded a restructuring charge of approximately $6.8 million. The restructuring included entering into a new distribution arrangement with Baan for manufacturing software and various cost reductions aimed at improving the Company's financial performance. In connection with the restructuring, the Company closed facilities both in the United States and internationally and decreased its workforce, particularly in development, marketing and administration. Management believes the Company's operating results will improve in fiscal 1999. Management is also pursuing additional financing sources or an amendment to its credit facilities.

Management believes that improved operating results and additional sources of financing or other strategic transactions will generate sufficient cash flow to fund its operations in fiscal 1999. Management is actively pursuing several financial alternatives to assist in the funding of its strategic restructuring. However, there are no assurances that such matters will be successfully consummated.

5. Equipment and Leasehold Improvements

Equipment and leasehold improvements consisted of the following at November 30:

                                                      1998         1997
                                                  ---------------------------

Equipment and software                               $ 7,256      $  7,119
Furniture and fixtures                                 1,315         1,346
Leasehold improvements                                   468           478
Equipment under capital leases                           874           416
                                                  ---------------------------
                                                       9,913         9,359
Less accumulated depreciation and amortization        (6,711)       (5,442)
                                                  ---------------------------
Equipment and leasehold improvements, net            $ 3,202     $   3,917
                                                  ===========================

6. Intangible Assets

Intangible assets consisted of the following at November 30:

                                                      1998          1997
                                                   ---------------------------

Goodwill                                               $1,284        $1,445
Customer list                                           1,400         1,400
Other                                                     200           200
                                                   ---------------------------
                                                        2,884         3,045
Less accumulated amortization                            (755)         (601)
                                                   ---------------------------
Intangible assets, net                                 $2,129        $2,444
                                                   ===========================

7. Affiliated Companies

Certain of the Company's stockholders also own all of the common stock of an affiliated company, EMS Solutions, Inc. (Solutions), which develops and sells computer software and related hardware to the food vending and food distribution industry. The Company has provided certain services to Solutions for which the Company received fees of $1, $122 and $269 in 1998, 1997 and 1996, respectively, that are recorded as an offset to general and administrative expense. The Company also sells computer hardware to Solutions that totaled $2, $331 and $851 in 1998, 1997 and 1996, respectively. Amounts due from Solutions were $0 and $404 at November 30, 1998 and 1997, respectively. Material transactions with Solutions must be approved by a majority of the Company's external directors.

On July 1, 1997, Solutions moved to new facilities and no longer utilizes office space or other material services of the Company. In addition, Solutions no longer purchases computer hardware from the Company.

The Company owns a 50% interest in Total Management Systems, Inc. (TMS), which sells computer software and related hardware primarily in Ohio. The Company has provided certain services to TMS and has sold computer hardware to TMS that totaled $779, $550 and $486 in 1998, 1997 and 1996, respectively.

8. Long-Term Debt and Lease Commitments

Long-term debt and capital lease obligations consist of the following at November 30:

                                                       1998         1997
                                                    --------------------------

     Line of credit                                    $ 2,552      $3,762
     Notes payable                                       3,400         910
     Capital lease obligations                             484         240
                                                    --------------------------
                                                         6,436       4,912
     Less amounts due within one year                   (6,194)       (946)
                                                    --------------------------
                                                      $    242      $3,966
                                                    ==========================

On December 31, 1997, the Company entered into a loan and security agreement (Agreement) with Foothill Capital Corporation (Foothill), which included a revolving line of credit facility (Revolver) providing for maximum borrowings of $6,000 and a three-year term note for $3,112. The term note was originally due in 36 monthly payments of $65 with the remaining balance of principal due December 30, 2000. The Agreement with Foothill was amended October 6, 1998, to increase the term loan by $777 and to reduce the maximum borrowings on the Revolver to $5,000. Borrowings available based on collateral at November 30, 1998 were $2,448,000. The term loan, as increased, is due in monthly payments of 35 installments of $100 with the remaining balance of principal due October 10, 2001. Interest on the Revolver is payable monthly based on the bank's base rate plus .75% (8.5% at November 30, 1998); the term note bears interest at 13.5% per year.

Borrowings under the Agreement are secured by substantially all assets of the Company (except inventory subject to the lien of a vendor). The Company is required to pay a monthly commitment fee of .50% per annum on the difference between the commitment amount and balance outstanding under the Revolver in lieu of a minimum monthly interest payment. In addition, the Agreement requires the Company to maintain compliance with various covenants, including minimum levels of tangible net worth and adjusted operating income. The Company was in violation of these covenants as of November 30, 1998. Although the Company obtained waivers for the violations as of November 30, 1998, it is unlikely the Company will maintain compliance with the covenants throughout 1999. Accordingly, the balance of the Revolver and note payable have been classified as current obligations in the balance sheet.

The Company leases computer and other equipment under capital leases. The Company also leases office space, automobiles and certain other equipment under operating leases.

At November 30, 1998, future payments under capital and noncancellable operating leases were as follows:
                                                  Capital      Operating
          Fiscal Year Ending                       Leases       Leases
             November 30                        --------------------------

          1999                                      $293         $1,025
          2000                                       196            988
          2001                                        56            910
          2002                                         -            713
          2003                                         -            556
          Thereafter                                   -            294
                                                --------------------------
          Total minimum lease obligations            545         $4,486
                                                             =============
          Amounts representing interest              (61)
                                                -------------
          Capital lease obligations                 $484
                                                =============

Amortization expense relating to assets under capital leases is included in total depreciation expense for the period.

Total rent expense on all operating leases was approximately $1,563, $1,663 and $1,404 in 1998, 1997 and 1996, respectively.

9. Stockholders' Equity

On August 28, 1998, the Company issued Series A preferred stock; thereafter the Company exchanged all Series A preferred stock for Series B preferred stock. The Series B preferred stock accrues cumulative dividends at an 8% rate per annum (using a liquidation value of $1,000 per share), and all dividends in arrears must be paid prior to any payment of dividends on common stock. Dividends, if declared by the board of directors, may be paid in cash or with additional shares of preferred stock at the Company's option. The first quarterly dividend payment date was January 2, 1999. This dividend was paid through issuance of additional shares of preferred stock. Commencing with the quarterly period beginning January 2, 2002, the annual dividend rate will increase each quarterly period by 2% up to a maximum annual dividend rate of 18%. The Series B preferred stock is convertible to common stock at the preferred stockholders' option by multiplying $1,000 times the number of shares of Series B being converted and dividing such product by the conversion price (currently the conversion price is $2.00). The Company may force conversion of all Series B into shares of common stock if the average of the closing bid price of the common stock is at least 175% of the conversion price for 20 trading days within any 30 consecutive trading periods ending no more than 10 days prior to the forced conversion date. The Series B preferred stockholders are entitled to vote (voting as one class, with holders of common stock) on each matter submitted to a vote of stockholders and shall have the number of votes that they would have had assuming conversion of the Series B into common stock. There are 5,000 shares of Series B preferred stock, of which 1,785 shares are issued and outstanding, and 3,000,000 total preferred shares are authorized for issuance.

In connection with the issuance of preferred stock in 1998, the Company issued 54,714 common stock purchase warrants at an initial exercise price of $3.60 per share which expire in October 2003. As required by generally accepted accounting principles, the Company calculated the fair value of the warrants using the Black-Scholes option pricing model. The Company recorded the warrants at $140,000, with the offset being recorded as a reduction in the carrying value of preferred stock.

As of November 30, 1995, the Company had 18,801 shares of common stock and 18,801 warrants with an aggregate value of $211 that were to be issued in exchange for common stock of former Intercim Corp. (Intercim) stockholders. These amounts, which were classified as common stock and warrants to be issued in stockholders' equity at November 30, 1996, were substantially issued in 1997.

In connection with the acquisition of Intercim, the Company issued common stock warrants. Each warrant entitles the holder, at any time prior to September 6, 2005, to purchase one share of the Company's common stock at $6.75 per share.

10. Stock Options and Employee Stock Purchase Plans

The Company maintains the 1986 Employees' Stock Option Plan (the 1986 Plan) pursuant to which executive officers and other key employees of the Company have received options to purchase shares of the Company's common stock. Options under the 1986 Plan were granted at exercise prices equal to the fair market value of the common stock on the date of grant. Options to purchase an aggregate of 57,000 shares have previously been granted and have been exercised or have expired at November 30, 1998. No additional options will be granted under the 1986 Plan.

The Company maintains the Effective Management Systems, Inc. 1993 Stock Option Plan, as amdended (the 1993 Plan). The 1993 Plan provides for the granting of both incentive stock options and nonqualified stock options to employees and nonqualified stock options to nonemployee independent directors of the Company covering up to a maximum of 750,025 shares. Under the 1993 Plan, the exercise price of options granted cannot be less than 100% of the fair market value of a share of the Company's stock at the date of grant.

On September 6, 1996, in conjunction with the merger of Intercim, the Company adopted a new stock option plan, pursuant to which the Company granted stock options to those holders who agreed to the cancellation of their Intercim stock options.

The Company has also issued nonqualified stock options to certain of its executives and other nonemployee directors. These options have various vesting schedules.

Information with respect to stock options granted under all plans is as follows:

                                                    Number        Exercise Price      Weighted Average
                                                   of Shares         Per Share         Exercise Price
                                               ------------------------------------------------------------
Outstanding at November 30, 1995                      830,428      $1.57- $8.00
   Granted                                            124,043       4.75 - 7.00
   Exercised                                          (35,000)         1.71
   Canceled or expired                                (14,569)      5.75 - 7.50
                                               ------------------------------------------------------------
Outstanding at November 30, 1996                      904,902       1.71 - 7.50             $6.13
   Granted                                            109,938       4.63 - 6.75              5.73
   Exercised                                          (39,500)      1.57 - 1.71              1.71
   Canceled or expired                                (54,961)      4.75 - 7.50              6.63
                                               ------------------------------------------------------------
Outstanding at November 30, 1997                      920,379       2.29 - 8.25              6.24
   Granted                                            400,811       2.13 - 4.13              2.28
   Exercised                                          (14,000)         2.29                  2.29
   Canceled or expired                               (188,234)      2.29 - 7.50              5.76
                                               ------------------------------------------------------------
Outstanding at November 30, 1998                    1,118,956      $2.13 - $8.25            $4.95
                                               ============================================================

As of November 30, 1998, the range of exercise prices on outstanding options is as follows:

                                                  Number        Weighted Average     Number of Options
                                                of Options       Exercise Price         Exercisable
                                            ---------------------------------------------------------------

Price range $2.13 to $3.30,
   weighted-average contractual life of 9.9
   years                                           364,374           $2.13                108,000
Price range $3.31 to $5.78,
   weighted-average contractual life of
   8.27 years                                      107,273            5.21                 13,342
Price range $5.79 to $8.25,
   weighted-average contractual life of
   6.19 years                                      647,309            6.49                563,704


In determining the effect of SFAS No. 123, the Black-Scholes option pricing model was used with the following weighted-average assumptions for 1998: risk-free interest rates of 5.50%, dividend yields of 0%, volatility factors of the expected market price of the Company's common stock of .99, and a weighted-average expected life of the options of 6.42 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The Company's pro forma information, as if these options had been accounted for in accordance with FASB Statement No. 123, follows:

                                                           1998         1997
                                                     --------------------------

      Pro forma net income (loss)                        $(11,068)     $(2,286)
      Pro forma earnings (loss) per share                   (2.71)        (.56)

In December 1993 and July 1998, respectively, the Board of Directors adopted the 1994 Employee Stock Purchase Plan (1994 Stock Purchase Plan) and the 1998 Employee Stock Purchase Plan (1998 Stock Purchase Plan), which permit employees to purchase shares of the Company's common stock during six-month periods beginning on June 1 and December 1 of each year. The purchase price of such shares will be equal to the lesser of 85% of the fair market value of the stock at the beginning or end of each six-month offering period. During fiscal 1998 and 1997, 25,067 and 26,792 shares, respectively, were purchased under the 1994 Stock Purchase Plan. The maximum cumulative number of shares that may be purchased under both Stock Purchase Plans is 200,240.

The Company has reserved 2,324,634 shares of its common stock for potential conversion of common stock warrants and issuance under the stock option and purchase plans described above.

11. Income Taxes

Income tax expense (credit) in the consolidated statement of operations consists of the following:

                                                 Year ended November 30
                                         1998          1997           1996
                                     -------------------------------------------
  Current:
     Federal                         $        -        $(233)        $(170)
     State                                    -            -            80
                                     -------------------------------------------
                                              -         (233)          (90)
  Deferred                                3,629          (56)          202
  Change in valuation allowance          (3,629)        (329)            -
                                     ===========================================
                                     $        -        $(618)        $ 112
                                     ===========================================

The reconciliation of income tax expense (benefit) computed at the U.S. federal statutory rate to income tax expense (benefit) is:

                                                 Year ended November 30
                                         1998            1997              1996
                                   ----------------------------------------------------
Tax at U.S. statutory rate of 34%      $(3,617)            $(945)           $  90
State income taxes, net of
  federal benefit                            -                 -               14
Nondeductible items                          -                 -              112
Tax-exempt investment income                 -                 -              (13)
General business credits                     -                 -              (98)
Change in valuation allowance            3,629               329                -
Other                                      (12)               (2)               7
                                   ----------------------------------------------------
                                    $        -             $(618)            $112
                                   ====================================================

The significant components of the deferred tax accounts recognized for financial reporting purposes at November 30 were as follows:

                                                  1998              1997
                                            ------------------------------------
Deferred tax liabilities:
   Capitalized computer software costs           $ 1,706            $3,087
   Depreciation                                      336               342
   Other, net                                         25                16
                                            ------------------------------------
Total deferred tax liabilities                     2,067             3,445

Deferred tax assets:
   Net operating loss carryforwards                4,991             2,902
   Allowance for doubtful accounts                   216               185
   Deferred revenue                                  268               127
   Inventory                                          16                30
   General business credit carryforwards             464               442
   Other, net                                         70                88
                                            ------------------------------------
Total deferred tax assets                          6,025             3,774
Valuation allowance                               (3,958)             (329)
                                            -----------------===================
Net deferred tax liabilities                  $        -         $       -
                                            ====================================

At November 30, 1998, the Company had net federal and state operating loss carryforwards (NOLs) of approximately $13.2 million and $13.6 million, respectively, available to offset future federal and state taxable income. The utilization of $2,730,000 of the NOLs is subject to an annual limitation of approximately $182,000 annually and expires in the year 2010. The carryforwards resulted from the Company's acquisition of Intercim in 1996 and net operating losses. In addition, the Company has general business credits totaling $464,000 which can be used to reduce federal taxable income through 2011.

In 1998 and 1997, a valuation allowance equal to 100% of the net deferred tax assets has been recognized based on uncertainty regarding realization of such assets.

12. Savings Plans

The Company has defined contribution 401(k) savings plans that cover substantially all employees meeting certain minimum eligibility requirements. Participating employees can elect to defer a portion of their compensation and contribute it to the plan on a pretax basis. The Company also matches certain amounts and/or provides additional discretionary contributions, as defined. The Company's contributions to the plan were $480, $310 and $345 for 1998, 1997 and 1996, respectively.

13. Legal Proceedings

The Company is a party to various legal proceedings arising in the ordinary course of business. The Company believes that the ultimate resolution of these matters will not have a material adverse effect on the Company's financial condition or results of operations.

                Report of Ernst & Young LLP, Independent Auditors

The Board of Directors and Stockholders
Effective Management Systems, Inc.

We have audited the consolidated financial statements of Effective Management Systems, Inc. (the Company) as of November 30, 1998 and 1997, and for each of the three years in the period ended November 30, 1998, and have issued our report thereon dated January 18, 1999 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in
Item 16(b) of this Registration Statement. This schedule is the responsibility of the company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein. The financial statement schedule dues not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of the uncertainty regarding the Company's ability to continue as a going concern.

/s/ Ernst & Young

Milwaukee, Wisconsin
January 18, 1999

                                   Schedule II Valuation and qualifying accounts

======================================= =================== ============================== ==================== ====================
                COL. A                        COL. B                    COL. C                   COL. D                 COL. E
======================================= =================== ============================== ==================== ====================
                                                            ------------------------------
                                                                      Additions
                                                            ------------------------------
                                                                 (1)            (2)
--------------------------------------- ------------------- -------------- ---------------- ------------------- --------------------
             Description                     Balance at       Charged to     Charged to                              Balance at
                                            beginning of      costs and    other accounts-      Deductions-            end of
                                              period           expenses       describe           describe              period
--------------------------------------- ------------------- -------------- ---------------- ------------------- --------------------

Years ended November 30, 1998

--------------------------------------- ------------------- -------------- ---------------- ------------------- --------------------
Deducted from Asset Accounts:
Allowance for doubtful accounts              $462,000          $103,000         0                 $59,000               $506,000
--------------------------------------- ------------------- -------------- ---------------- ------------------- --------------------

Years ended November 30, 1997

--------------------------------------- ------------------- -------------- ---------------- ------------------- --------------------
Deducted from Asset Accounts:
Allowance for doubtful accounts              $346,000          $120,000         0                 $4,000                $462,000
--------------------------------------- ------------------- -------------- ---------------- ------------------- --------------------

Years ended November 30, 1996

--------------------------------------- ------------------- -------------- ---------------- ------------------- --------------------
Deducted from Asset Accounts:
Allowance for doubtful accounts              $312,000          $137,000         0                $103,000               $346,000
--------------------------------------- ------------------- -------------- ---------------- ------------------- --------------------

Years ended November 30, 1995

--------------------------------------- ------------------- -------------- ---------------- -------------------- -------------------
Deducted from Asset Accounts:
Allowance for doubtful accounts              $268,000           $79,000         0                 $35,000               $312,000
--------------------------------------- ------------------- -------------- ---------------- -------------------- -------------------


EFFECTIVE MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands) (unaudited)
--------------------------------------------------------------------------------


ASSETS                                                                     28-Feb              30-Nov
                                                                             1999                1998
======================================================================================================
CURRENT ASSETS
Cash                                                                           $6                 $21
Accounts receivable: trade, less allowance for
   doubtful accounts                                                        8,626              12,871
   Related parties                                                            437                 426
Inventories                                                                   480                 275
Prepaid expenses and other current assets                                     272                 225
                                                              ----------------------------------------

                                         TOTAL CURRENT ASSETS               9,821              13,818

LONG TERM ASSETS
Computer software, net                                                      4,718               4,373
       Investments in and advances to unconsolidated
           joint ventures                                                     291                 291
Equipment and leasehold improvements, net                                   3,001               3,202
Intangible assets, net                                                      2,074               2,129
Other assets                                                                  386                 347
                                                              ----------------------------------------

                                      TOTAL LONG TERM  ASSETS              10,470              10,342

                                                              ----------------------------------------

TOTAL ASSETS                                                              $20,291             $24,160

======================================================================================================


The accompanying notes are an integral part of these consolidated financial statements.

EFFECTIVE MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
--------------------------------------------------------------------------------

                LIABILITIES AND STOCKHOLDERS' EQUITY              28-Feb              30-Nov
                                                                   1999                1998
==============================================================================================
CURRENT LIABILITIES
Accounts payable                                                   $4,607              $3,662
Accrued liabilities                                                 1,499               2,937
Deferred revenues                                                   6,319               6,522
Customer deposits                                                     133                 113
Current portion of long-term obligations                            5,244               6,194

            TOTAL CURRENT LIABILITIES                              17,802              19,428

LONG TERM LIABILITIES
Deferred revenue and other long-term liabilities                      771                 858
Long-term obligations                                                 259                 242

                                                                 -----------------------------
            TOTAL LONG TERM LIABILITIES                             1,030               1,100

Commitments and Contingencies

STOCKHOLDERS'  EQUITY
Preferred stock; authorized 3,000,000 shares of which
  5,000 shares are designated as Series B 8% Convertible
  Redeemable Preferred Stock ("Series B")
  1,875.37 shares, of Series B, issued and outstanding
  (liquidation preference at $1,000 per share)                      1,394               1,411
Common stock,  $.01 par value; authorized
  20,000,000 shares; issued 4,118,486 and
  4,106,377 shares; outstanding 4,105,861 and
  4,093,752 shares                                                     41                  41
Common Stock Warrants                                                 144                 144
Additional  Paid- in capital                                       11,444              11,426
Retained Earnings (Deficit)                                      (11,504)             (9,330)
Cost of Common Stock in Treasury(12,625 shares)                      (60)                (60)
                                                                 -----------------------------

            TOTAL STOCKHOLDERS' EQUITY                              1,459               3,632

                                                                 -----------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $20,291             $24,160

==============================================================================================


The accompanying notes are an integral part of these consolidated financial statements.

EFFECTIVE MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data) (unaudited)
--------------------------------------------------------------------------------

                                                             THREE MONTHS ENDED
                                                            28-Feb           28-Feb
                                                              1999             1998

NET REVENUES:
Software license fees                                       $3,156           $5,335
Services                                                     3,994            4,239
Hardware                                                       326              672
                                                      ------------  ---------------
     Total net revenues                                      7,476           10,246

COST OF PRODUCTS AND SERVICES
Software license fees                                          916            1,723
Services                                                     3,811            3,220
Hardware                                                       281              527
                                                      ------------  ---------------
     Total cost of products and services                     5,008            5,470

Selling and marketing expenses                               2,821            3,625
General and administrative expenses                            784            1,194
Product development expenses                                   881              837
                                                      ------------  ----------------
     Total costs and operating expenses                      9,494           11,126
                                                      ------------  ----------------
LOSS  FROM OPERATIONS                                      (2,018)            (880)

Other (Income)/ Expense
   Interest (income)                                           (8)             (10)
   Interest expense                                            174              153
                                                      ------------  ---------------

                                                               166              143
                                                      ------------  ---------------
LOSS BEFORE INCOME TAXES                                   (2,184)          (1,023)
Income tax (benefit) expense                                   (9)               33

                                                      ------------- ----------------
NET LOSS                                                  ($2,175)         ($1,056)
                                                      ============= ================

Loss per share - basic and diluted                         ($0.53)          ($0.26)
===================================================   ============= ================

The accompanying notes are an integral part of these consolidated financial statements.

EFFECTIVE MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
-------------------------------------------------------------------------------
                                                                                      THREE MONTHS ENDED
                                                                                  28-Feb           28-Feb
                                                                                   1999             1998
============================================================================================================

OPERATING ACTIVITIES
Net loss                                                                           ($2,175)        ($1,056)
Adjustments to reconcile net loss to net
 cash provided by
   By (used in) operating activities:
      Depreciation and amortization                                                     343             352
      Amortization of capitalized computer software
         development costs                                                              475             954
      Equity in earnings of joint ventures                                                -               -
      Goodwill amortization                                                              55              58
      Deferred income taxes                                                               -               -
      Restructuring and other charges                                                     -
      Changes in operating assets and liabilities:
           Accounts receivable                                                        4,486           1,270
           Inventories and other current assets                                       (504)             (1)
           Accounts payable and other liabilities                                     (764)           (538)
                                                                               -----------------------------
Total adjustments                                                                     4,091           2,095
                                                                               -----------------------------
Net cash provided by operating activities                                             1,916           1,039

INVESTING ACTIVITIES

Additions to equipment and leasehold improvements                                     (143)            (74)
Proceeds from sale of securities                                                          -               -
Software development costs capitalized                                                (819)         (1,008)
Other                                                                                  (38)               8
                                                                               -----------------------------
Net cash (used in) investing activities                                             (1,000)         (1,074)


                                      F-27


   FINANCING ACTIVITIES
         Proceeds on long-term debt and other notes payable                            (932)             272
         Additional paid-in capital                                                       18              33
         Preferred stock dividend                                                       (17)               -
                                                                                 ----------------------------
       Net cash provided (used) by financing activities                                (931)             305
                                                                                 ----------------------------
       Net increase (decrease) in cash                                                 ($15)            $270
   Cash-beginning of period                                                              $21             $14
                                                                                 ============================
   Cash-end of period                                                                     $6            $284
   ==========================================================================================================


The accompanying notes are an integral part of these consolidated financial statements.

                       EFFECTIVE MANAGEMENT SYSTEMS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                February 28, 1999
                           (Unaudited) (In Thousands)

Note 1 - Basis of Presentation

         The accompanying consolidated interim financial statements included herein have been prepared by Effective Management Systems, Inc. (the "Company"), without an audit, in accordance with generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading.

         In the opinion of management, the information furnished for the three-month periods ended February 28, 1999 and February 28, 1998 includes all adjustments, consisting solely of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for the interim periods. The results of operations for the three months ended February 28, 1999 are not necessarily indicative of the results of operations to be expected for the entire fiscal year ending November 30, 1999. It is suggested that the interim financial statements be read in conjunction with the audited consolidated financial statements for the year ended November 30, 1998 included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Note 2 - Additional Financial Disclosure

Equipment and leasehold improvements consisted of the following:

                                          28-February-1999       30-Nov-1998

Gross                                         $10,055                 $9,913
Less:  Accumulated Depreciation              (  7,054 )              (  6,711 )
                                             --------                --------
Net                                            $3,001                  $3,202

Allowance for doubtful accounts consisted of the following:

                                 28-February-1999       30-Nov-1998
Balance                               $  326                 $  506

Provision for doubtful accounts consisted of the following:

                                 28-February-1999       30-Nov-1998
                                      $   48                  $  17

Note 3 - Net Loss Per Share

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share." SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options and warrants. Earnings per share amounts for all periods have been presented and, where appropriate, restated to conform to SFAS No. 128 requirements.

The following table sets forth the computation of basic and diluted earnings per share.


                                                      Three Months Ended
                                                         February 28,
                                                     1999                1998
Denominator
Denominator for basic earnings per share -
     weighted average common shares                 4,114               4,075
Effect of dilutive securities - stock options
     and warrants                                       0                   0
Effect of dilutive securities - preferred stock         0                   0

Denominator for diluted earnings per share -
adjusted weighted average common shares             4,114               4,075

========================================  ======================================
   No person has been authorized to give
any     information    or    make    any
representations    other    than   those
contained  in this  prospectus,  and, if
given  or  made,  such   information  or
representations  must not be relied upon
as   having   been   authorized.    This
prospectus  does not constitute an offer        Effective Management
to sell or the  solicitation of an offer            Systems, Inc.
to buy any  securities  other  than  the
securities  to  which it  relates  or an            Common Stock
offer to sell or the  solicitation of an      (par value $.01 per share)
offer  to  buy  such  securities  in any
circumstances  in  which  such  offer or
solicitation  is  unlawful.  Neither the
delivery of this prospectus nor any sale
made   hereunder   shall,    under   any
circumstances,  create  any  implication
that  there  has been no  change  in the
affairs  of the  Company  since the date
hereof or that the information contained
herein  is   correct   as  of  any  time
subsequent to its date.


           TABLE OF CONTENTS

                                     Page            -------------------
Prospectus Summary.................   1
Selected Financial Data-At Three                          PROSPECTUS
   Months Ended February 28, 1999..   4
Selected Financial Data-For                          -------------------
   Fiscal Year End.................   5
Risk Factors.......................   6
Forward-Looking Statements.........  10
Use of Proceeds....................  11
Selling Security Holders...........  11
Dividend Policy....................  14
Market for Common Stock............  14
Price Range of Common Stock........  14
Management's Discussion and
   Analysis  at and for the Three
   Months Ended February 28, 1999
   and 1998........................  15
Management's Discussion and
   Analysis at and for the Fiscal
   Years Ended 1998, 1997 and 1996.  21
Business...........................  28
Management.........................  38
Principal Shareholders.............  44
Description of Capital Stock.......  47
Plan of Distribution...............  52
Experts............................  53
Legal Matters......................  53
Index to Financial Statements......  F-1
Additional Information............. II-1


========================================  ======================================

                                     PART II

      INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.


   Securities and Exchange Commission filing fee.................      $741
   Accountants' fees and expenses................................   $20,000
   Legal fees and expenses.......................................   $20,000
   Miscellaneous.................................................    $1,259

                      Total......................................   $42,000

          The foregoing costs and expenses will be paid by us. Other than the Securities and Exchange Commission filing fee, all fees and expenses are estimated.

Item 14.  Indemnification of Directors and Officers.

          Pursuant to the provisions of the Wisconsin Business Corporation Law and the Registrant's Bylaws, directors and officers of the Registrant are entitled to mandatory indemnification from the Registrant against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his or her duties to the Registrant and such breach or failure constituted: (a) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;
(c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. It should be noted that the Wisconsin Business Corporation Law specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the Wisconsin
Business Corporation Law, directors of the Registrant are not subject to personal liability to the Registrant, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

          Expenses for the defense of any action for which indemnification may be available may be advanced by the Company under certain circumstances.

          The indemnification provided by the Wisconsin Business Corporation Law and the Registrant's Bylaws is not exclusive of any other rights to which a director or officer of the Registrant may be entitled.

          We maintain a liability insurance policy for our directors and officers as permitted by Wisconsin law which may extend to, among other things, liability arising under the Securities Act of 1933, as amended.

Item 15.  Recent Sales of Unregistered Securities.

      Series A Preferred Stock

          On August 28, 1998, we sold 1,005 shares of our Series A Preferred Stock in a non-public offering exempt from the registration requirements of the Securities Act of 1933, pursuant to Section 4(2) and Rule 506 of Regulation D thereunder. The Series A Preferred Stock was sold at a price of $1,000 per share to accredited investors, as such term is defined in Rule 501(a) under the Securities Act of 1933. All shares of the Series A Preferred Stock were subsequently exchanged for shares of the Series B Preferred Stock, and no shares of the Series A Preferred Stock remain outstanding.

      Series B Preferred Stock

          On October 27, 1998, we issued 780 shares of our Series B Preferred Stock, in a non-public offering exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and Rule 506 of Regulation D thereunder. The Series B Preferred Stock was sold at a price of $1,000 per share to accredited investors, as such term is defined in Rule 501(a) under the Securities Act of 1933.

          On October 27, 1998, as part of our offering of our Series B Preferred Stock, we issued to (i) certain warrants to purchase 28,714 shares of our common stock and (ii) certain warrants to purchase 26,000 shares of our common stock. All of these warrants are immediately exercisable for a five year period at a price of $3.60 per share, subject to certain adjustment as provided in the warrant agreement.

          On October 30, 1998, we exchanged, on a one-for-one basis, 1,005 shares of the Series A Preferred Stock for 1,005 shares of our Series B Preferred Stock.


          Pursuant to the terms of the Series B, we were obligated to provide cumulative preferential dividends to the holders of the Series B on January 2, 1999 and April 1, 1999.

          With respect to each of the above-referenced dividend payment dates, our Board of Directors, in accordance with the terms of the Series B, having reviewed our cash situation, determined that we would pay the dividends in shares of Series B. Thus, on (i) January 2, 1999, in accordance with and pursuant to the terms of the Series B, 34.74 shares of the Series B were issued in payment of the dividends due the holders of the Series B and (ii) on April 1, 1999, in accordance with and pursuant to the terms of the Series B, 55.63 shares of the Series B were issued in payment of the dividends due the holders of the Series B.


Item 16.  Exhibits and Financial Statement Schedule.

                    (a) Exhibits. The exhibits filed herewith are as specified on the Exhibit Index included herein.

                    (b)  Financial  Statement   Schedule.   The  schedule  filed
          herewith as page F-23 of this Registration Statement.

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

       (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                     (i) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                     (ii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
                     Section 13 or Section

                     15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on this 15th day of April 1999.


                                      EFFECTIVE MANAGEMENT SYSTEMS, INC.



                                      By /s/ Michael D. Dunham
                                         Michael D. Dunham
                                         President


       Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below as of this 15th day of April 1999 by the following persons in the capacities indicated.


              Signature                             Title

        /s/ Michael D. Dunham            President and Director
          Michael D. Dunham              (Principal Executive Officer)

        /s/ Jeffrey J. Fossum            Chief Financial Officer and Assistant
          Jeffrey J. Fossum              Treasurer (Principal Financial and
                                         Accounting Officer)

           Helmut M. Adam*               Director

        Robert E. Weisenberg*            Director

          Scott J. Mermel*               Director

         Thomas M. Dykstra*              Director

                                         Director
          Elliot Wassarman
*By   /s/ Jeffrey J. Fossum
      Jeffrey J. Fossum
      Attorney-in-Fact

                                  EXHIBIT INDEX

                       EFFECTIVE MANAGEMENT SYSTEMS, INC.

Exhibit Number        Exhibit

       2.1    Agreement  and Plan of  Merger,  dated  February  17,  1995  among
              Effective Management Systems, Inc., EMS Acquisition Corp. and Intercim Corporation [Incorporated by reference to Exhibit 2.1 to Effective Management Systems, Inc.'s Registration Statement on Form S-4 (Registration No. 33-95338)].

       2.2    Amendment  No. 1 to  Agreement  and Plan of  Merger  described  in
              Exhibit  2.1,  dated June 30, 1995  [Incorporated  by reference to
              Exhibit 2.2 to Effective Management Systems, Inc.'s Registration Statement on Form S-4 (Registration No. 33-95338)].

       2.3    Amendment  No. 2 to  Agreement  and Plan of  Merger  described  in
              Exhibit  2.1,  dated July 31, 1995  [Incorporated  by reference to
              Exhibit 2.3 to Effective Management Systems, Inc.'s Registration Statement on Form S-4 (Registration No. 33-95338)].

       2.4    Agreement  of  Merger,  dated  March  22,  1995,  among  Effective
              Management Systems, Inc., EMS Illinois Acquisition Corp., Effective Management Systems of Illinois, Inc., Richard W. Grelck and Daniel E. Long [Incorporated by reference to Exhibit 2.2 to Effective Management Systems, Inc.'s Quarterly Report on Form 10-QSB for the quarter ended February 28, 1995].

       3.1 Restated Articles of Incorporation of Effective Management Systems, Inc., as amended [Incorporated by reference to Exhibit
              3.2 to Effective Management Systems, Inc.'s Registration Statement on Form S-1 (Registration No. 333-68901)].

       3.2 Bylaws of Effective Management Systems, Inc. [Incorporated by reference to Exhibit 3.2 to Effective Management Systems, Inc.'s Registration Statement on Form SB-2 (Registration No. 33-73354)].

       4.1 Article 4 of the Restated Articles of Incorporation of Effective Management Systems, Inc., as amended [Incorporated by reference to
              Exhibit 4.1 to Effective Management Systems, Inc.'s Registration Statement on Form S-1 (Registration No. 333-68901)].

       4.2 Loan and Security Agreement by and between Foothill Capital Corporation and Effective Management Systems, Inc., EMS-East, Inc. and Effective Management Systems of Illinois, Inc., dated December 31, 1997 [Incorporated by reference to Exhibit 4.14 to Effective Management Systems, Inc.'s Form 10-K for the year ended November 30, 1997].

       4.3 Waiver and First Amendment to Loan Agreement between Foothill Capital Corporation and Effective Management Systems, Inc., EMS-East, Inc. and Effective Management Systems of Illinois, Inc., dated May 8, 1998 [Incorporated by reference to Exhibit 4.1 to Effective Management Systems, Inc.'s Quarterly Report on Form 10-Q for the quarter ended May 31, 1998].

       4.4 Waiver to Loan Agreement between Foothill Capital Corporation and Effective Management Systems, Inc., EMS-East, Inc., and Effective Management Systems of Illinois, Inc., dated July 13, 1998 [Incorporated by reference to Exhibit 4.2 to Effective Management Systems, Inc.'s Quarterly Report on Form 10-Q for the quarter ended May 31, 1998].



                                    Exhibt-1

       4.5 Waiver and Second Amendment to Loan Agreement between Foothill Capital Corporation and Effective Management Systems, Inc., EMS-East, Inc., and Effective Management Systems of Illinois, Inc., dated August, 1988 [Incorporated by reference to Exhibit 4.1 to Effective Management System, Inc.'s Quarterly Report on Form 10-Q for the quarter ended August 31, 1998].

       4.6    Third  Amendment  to  Loan  Agreement   between  Foothill  Capital
              Corporation and Effective Management Systems, Inc., EMS-East, Inc., and Effective Management Systems of Illinois, Inc., dated October 6, 1998 [Incorporated by reference to Exhibit 4.2 to Effective Management System, Inc.'s Quarterly Report on Form 10-Q for the quarter ended August 31, 1998].

       4.7 Waiver to Loan Agreement between Foothill Capital Corporation and Effective Management Systems, Inc., EMS-East, Inc., and Effective Management Systems of Illinois, Inc., dated January 28, 1999 [Incorporated by reference to Exhibit 4.7 to Effective Management Systems, Inc.'s Form 10-K for the year ended November 30, 1998].

       4.8 Waiver and Second Amendment to Loan Agreement between Foothill Capital Corporation and Effective Management Systems, Inc., EMS-East, Inc., and Effective Management Systems of Illinois, Inc., dated April 13, 1999 [Incorporated by reference to Exhibit
              4.1 to Effective Management System, Inc.'s Quarterly Report on Form 10-Q for the quarter ended February 28, 1999].

       4.9 Warrant Agreement between Effective Management Systems, Inc. and American Stock Transfer & Trust Company, dated September 6, 1995 [Incorporated by reference to Exhibit 4.2 to Effective Management Systems, Inc.'s Current Report on Form 8-K, dated September 6, 1995].

       4.10 Form of Common Stock Warrant Issued in Connection With the Sale of Effective Management Systems, Inc.'s Series A 8% Convertible Redeemable Preferred Stock [Incorporated by reference to Exhibit
              4.7 to Effective Management Systems, Inc.'s Registration Statement on Form S-1 (Registration No. 333-68901)].

       4.11 Form of Common Stock Warrant Issued in Connection With the Sale of Effective Management Systems, Inc.'s Series B 8% Convertible Redeemable Preferred Stock [Incorporated by reference to Exhibit
              4.8 to Effective Management Systems, Inc.'s Registration Statement on Form S-1 (Registration No. 333-68901)].

       5.1    Opinion of Foley & Lardner.

       10.1 Business Agreement by and between Digital Equipment Corporation and Effective Management Systems, Inc., effective February 8, 1994 [Incorporated by reference to Exhibit 10.1 to Effective Management Systems, Inc.'s Registration Statement on Form SB-2 (Registration No. 33-73354)].



                                    Exhibit-2

       10.2 Addendum to Business Agreement by and between Digital Equipment Corporation and Effective Management Systems, Inc., effective February 8, 1994 [Incorporated by reference to Exhibit 10.2 to Effective Management Systems, Inc.'s Registration Statement on Form SB-2 (Registration No. 33-73354)].

       10.3 Value Added Reseller Agreement by and between Digital Information Systems Corporation and Effective Management Systems, Inc., effective November 9, 1992 [Incorporated by reference to Exhibit
              10.3 to Effective Management Systems, Inc.'s Registration Statement on Form SB-2 registration No. 33-73354)].

       10.4 Domestic Value Added Reseller Agreement between Intermec Corporation and Effective Management Systems, Inc., dated March 4, 1991 [Incorporated by reference to Exhibit 10.4 to Effective Management Systems, Inc.'s Registration Statement on Form SB-2 (Registration No. 33-73354)].

       10.5 Amendment No. 1 to Domestic Value Added Reseller Agreement between Intermec Corporation and Effective Management Systems, Inc., dated October 29, 1991 [Incorporated by reference to Exhibit 10.5 to Effective Management Systems, Inc.'s Registration Statement on Form SB-2 (Registration No. 33-73354)].

       10.6 Amendment No. 2 to Domestic Value Added Reseller Agreement between Intermec Corporation and Effective Management Systems, Inc., dated June 11, 1993 [Incorporated by reference to Exhibit 10.6 to Effective Management Systems, Inc.'s Registration Statement on Form SB-2 (Registration No. 33-73354)].

       10.7 Software Supplier Agreement, dated August 6, 1994, by and between Effective Management Systems, Inc. and Hewlett Packard Company [Incorporated by reference to Exhibit 10.7 to Effective Management Systems, Inc.'s Annual Report on Form 10-KSB for the year ended November 30, 1994].

       10.8 Joint Venture Agreement, dated September 15, 1985, by and between Effective Management Systems, Inc. and Joseph H. Schlanser,
              Aurinee M. Schansler and Barton R. Benjamin [Incorporated by reference to Exhibit 10.9 to Effective Management Systems, Inc.'s Registration Statement on Form SB-2 (Registration No. 33-73354)].

       10.9 International Marketing Agreement, dated July 5, 1994, by and between Effective Management Systems, Inc. and Systems Technology Management Corporation [Incorporated by reference to Exhibit 10.11 to Effective Management Systems, Inc.'s Annual Report on Form 10-KSB for the year ended November 30, 1994].

       10.10 Lease by and between Effective Management Systems, Inc. and Milwaukee Park Place Limited Partnership, as amended [Incorporated by reference to Exhibit 10.10 to Effective Management Systems, Inc.'s Registration Statement on Form SB-2 (Registration No. 33-73354)].

       10.11 Effective Management Systems, Inc. 1986 Employee's Stock Option Plan [Incorporated by reference to Exhibit 10.11 to Effective Management Systems, Inc.'s Registration Statement on Form SB-2 (Registration No. 33-73354)].



                                   Exhibit-3

       10.12 Stock Option Agreement by and between Helmut M. Adam and Effective Management Systems, Inc., dated December 17, 1993 [Incorporated by reference to Exhibit 10.13 to Effective Management Systems, Inc.'s Registration Statement on Form SB-2 (Registration No. 33-73354)].

       10.13 Stock Option Agreement by and between Scott J. Mermel and Effective Management Systems, Inc., dated December 17, 1993 [Incorporated by reference to Exhibit 10.14 to Effective Management Systems, Inc.'s Registration Statement on Form SB-2 (Registration No. 33-73354)].


       10.14 IBM Business Partner Agreement between International Business Machines Corporation and Effective Management Systems, Inc., dated March 3, 1995 [Incorporated by reference to Exhibit 10.1 to Effective Management Systems, Inc.'s Quarterly Report on Form 10-QSB for the quarter ended February 28, 1995].

       10.15 Software Reseller Agreement between International Business Machines Corporation and Effective Management Systems, Inc., dated September 6, 1995 [Incorporated by reference to Exhibit 10.18 to Effective Management Systems, Inc.'s Annual Report on Form 10-KSB for the year ended November 30, 1995].

       10.16 Distributor Agreement with Pioneer Standard Electronics, Inc. [Incorporated by reference to Exhibit 10.1 to Effective Management Systems, Inc.'s Quarterly Report on Form 10-Q for the quarter ended May 31, 1997].

       10.17 IBM Market Development Program Agreement, dated September 3, 1997 [Incorporated by reference to Effective Management Systems, Inc.'s Quarterly Report on Form 10-Q for the quarter ended August 31, 1997].

       10.18 Relationship Agreement with CIMX, an Ohio Limited Liability Company and Effective Management Systems, Inc., dated December 31, 1997 [Incorporated by reference to Exhibit 10.20 to Effective Management Systems, Inc.'s Form 10-K for the year ended November 30, 1997].

       10.19 Reseller Agreement and Addendum Number One by and between Baan Midmarket Solutions, LLC and Effective Management Systems, Inc., dated April 9, 1998 [Incorporated by reference to Exhibit 10.1 to Effective Management Systems, Inc.'s Quarterly Report on Form 10-Q for the quarter ended May 31, 1998].

       10.20 Distribution Agreement between EMS Asia Pacific Limited and Effective Management Systems, Inc., dated May 29, 1988 [Incorporated by reference to Exhibit 10.2 to Effective Management Systems, Inc.'s Quarterly Report on Form 10-Q for the quarter ended May 31, 1998].

       10.21 Effective Management Systems, Inc. 1993 Stock Option Plan, as amended [Incorporated by reference to Exhibit 10.3 to Effective Management Systems, Inc.'s Quarterly Report on Form 10-Q for the quarter ended May 31, 1998].

       10.22 Preferred Stock Placement Agreement, dated August 28, 1998 between Effective Management Systems, Inc. and Taglich Brothers, D'Amadeo, Wagner & Company, Incorporated [Incorporated by reference to
              Exhibit 10.1 to Effective Management Systems, Inc.'s Quarterly Report on Form 10-Q for the quarter ended August 31, 1998].



                                   Exhibit-4

       10.23 Loan Agreement by and between EMS Solutions, Inc. and Effective Management Systems, Inc., dated January 1, 1998 [Incorporated by reference to Exhibit 10.2 to Effective Management Systems, Inc.'s Quarterly Report on Form 10-Q for the quarter ended May 31, 1998].

       10.24 Special Compensation and Separation Agreement by and between Jeffrey J. Fossum and Effective Management Systems, Inc., effective January 1, 1998 [Incorporated by reference to Exhibit
              10.3 to Effective Management Systems, Inc.'s Quarterly Report on Form 10-Q for the quarter ended May 31, 1998].

       10.25  Special Compensation and Separation Agreement by and between Wayne
              T. Wedell and Effective Management Systems, Inc., effective January 1, 1998 [Incorporated by reference to Exhibit 10.4 to Effective Management Systems, Inc.'s Quarterly Report on Form 10-Q for the quarter ended May 31, 1998].

       10.26 Series B Preferred Stock Placement Agreement, dated October 27, 1998 between Effective Management Systems, Inc. and Taglich Brothers, D'Amadeo, Wagner & Company, Incorporated [Incorporated by reference to Exhibit 10.28 to Effective Management Systems, Inc.'s Registration Statement on Form S-1 (Registration No. 333-68901)].

       10.27 Form of Series B Preferred Stock Purchase Agreement for Effective Management Systems, Inc.'s Series B 8% Convertible Redeemable Preferred Stock [Incorporated by reference to Exhibit 10.29 to Effective Management Systems, Inc.'s Registration Statement on Form S-1 (Registration No. 333-68901)].

       10.28 Form of Nonstatutory Stock Option Agreement, dated February 1, 1999 [Incorporated by reference to Exhibit 4.1 to Effective Management System, Inc.'s Quarterly Report on Form 10-Q for the quarter ended February 28, 1999].

       21 List of Subsidiaries of Effective Management Systems, Inc. [Incorporated by reference to Exhibit 21 to Effective Management Systems, Inc.'s Registration Statement on Form S-1 (Registration No. 333-68901)].

       23     Consent  of Ernst &  Young,  LLP


                                   Exhibit-5